UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2021

CLOUDERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38069	26-2922329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5470 Great America Parkway

Santa Clara, CA 95054

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 362-0488

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00005 per share	CLDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into Material Definitive Agreement.

Agreement and Plan of Merger

On June 1, 2021, Cloudera, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sky Parent Inc., a Delaware corporation (“Parent”), and Project Sky Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are subsidiaries of investment funds advised by Clayton, Dubilier & Rice, LLC (“CD&R”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR”), US-based private equity firms.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), and as a result of the Merger:

•

each share of common stock, par value $0.00005 per share, of the Company (“Common Stock”) outstanding immediately prior to the Effective Time (subject to certain exceptions, including for shares of Common Stock owned by stockholders of the Company who have not voted in favor of the adoption of the Merger Agreement and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware will, at the Effective Time, automatically be converted into the right to receive $16.00 in cash (the “Merger Consideration”), subject to applicable withholding taxes;

•

each then-outstanding, vested and unexercised option to purchase Common Stock (each a “Company Option”) shall be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less applicable tax withholdings, equal to the product obtained by multiplying (i) the excess of the Merger Consideration over the per share exercise price of such Company Option, by (ii) the number of shares of Common Stock covered by such Company Option immediately prior to the Effective Time;

•

each award of restricted stock units granted under any of the Company’s Equity Plans (“Company Restricted Stock Unit Award”) that is outstanding immediately prior to the Effective Time and that vests upon the occurrence of the Effective Time by its terms and without any action by the Company shall be cancelled, with the holder of such Company Restricted Stock Unit Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less applicable tax withholdings, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the number of shares of Common Stock covered by such Company Restricted Stock Unit Award immediately prior to the Effective Time; and

•

each Company Restricted Stock Unit Award and each performance-based restricted stock unit (“Company Performance Stock Unit Award”), in each case, that is outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms and without any action by the Company shall, in each case, be cancelled and be converted into the contractual right to receive a payment in an amount in cash (the “Cash Based Award”) equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the number of shares of Company common stock covered by such Company Restricted Stock Unit Award or Company Performance Stock Unit Award immediately prior to the Effective Time (in the case of any Company Performance Stock Unit Award, based on 100% of the shares of Common Stock underlying such award), which Cash Based Award shall be subject to the terms and conditions applicable to such Cash Based Award (except as otherwise provided in the Merger Agreement), including the time-based vesting conditions and any accelerated vesting provisions applicable to such Company Restricted Stock Unit Award or Company Performance Stock Unit Award.

The board of directors of the Company has unanimously approved and declared to be in the best interest of the Company and its stockholders, the Merger Agreement and the transactions contemplated thereby, including the Merger, and resolved to recommend that the stockholders of the Company adopt the Merger Agreement.

Assuming the satisfaction of the conditions set forth in the Merger Agreement, the Company expects the transactions contemplated thereby to close in the second half of 2021.

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholder meeting that will be held on a date to be announced as promptly as reasonably practicable following the customary SEC review process. Consummation of the Merger is not subject to a financing condition, but is subject to customary closing conditions, including (i) approval of the Company’s stockholders, (ii) the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other approvals, clearances or expirations of waiting periods under other antitrust laws, (iii) approvals, clearances or expirations of waiting periods under foreign investment screening laws, (iv) absence of any order or injunction prohibiting the consummation of the Merger, (v) subject to customary materiality qualifiers, the accuracy of the representations and warranties contained in the Merger Agreement and compliance with the covenants contained in the Merger Agreement and (vi) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement that is continuing.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its businesses in the ordinary course between the execution and completion of the Merger Agreement, not to engage in certain kinds of transactions during such period (including the payment of dividends), to convene and hold a meeting of its stockholders to consider and vote upon the Merger, to cooperate with Parent in connection with obtaining financing for the transaction, to obtain regulatory consents, and, subject to certain customary exceptions, for its board of directors to recommend that its stockholders approve and adopt the Merger Agreement. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including a covenant to use reasonable best efforts to obtain the financing described below. The Merger Agreement contains a 30-day “go-shop” provision that allows the Company to, among other things, initiate, solicit, encourage, and engage in discussions or negotiations with respect to Acquisition Proposals (as defined in the Merger Agreement). In the event that the Company receives an offer or proposal from a third party that constitutes an Acquisition Proposal during the 30-day window that would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement), then the go-shop period will be extended for an additional 10 days with respect to such third party to allow the Company to continue to engage in discussions and negotiations with such third party. At the end of the go-shop period (as may be extended), the Company will cease such activities, and is subject to a customary “no-shop” provision that restricts the Company’s ability to, among other things, solicit Acquisition Proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding Acquisition Proposals after the go-shop period. The “no-shop” provision also allows the Company, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited Acquisition Proposal that would reasonably be expected to lead to a Superior Proposal.

Parent and Merger Sub have secured committed financing, consisting of a combination of equity financing to be provided by investment funds affiliated with CD&R and KKR on the terms and subject to the conditions set forth in equity commitment letters provided by such funds and debt financing to be provided by certain lenders (collectively, the “Lenders”) on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

The Merger Agreement contains certain termination rights for both the Company and Parent. If the Merger Agreement is terminated in connection with the Company entering into an alternative acquisition agreement in respect of a Superior Proposal entered into during the “go-shop” period, the termination fee payable by the Company to Parent will be $92,472,000.00. Upon termination of the Merger Agreement under specified circumstances, including with respect to the Company’s entry into an agreement with respect to a Superior Proposal other than described in the preceding sentence, the board of directors of the Company changing its recommendation or if the Company breaches its representations, warranties or covenants in a manner that would cause the related closing conditions to not be met, the Company will be required to pay Parent a termination fee of $171,734,000.00. A termination fee in the amount of $290,626,000.00 will become payable by Parent in the event it fails to consummate the Merger after all conditions are met, if Parent breaches its representations, warranties or covenants in a manner that would cause the related closing conditions to not be met, or if either party terminates the Merger Agreement because the Merger has not been consummated by the Termination Date (described below), and at the time of such termination, the Company was otherwise entitled to terminate the Agreement for either of the above reasons. Investment funds affiliated with CD&R and KKR have provided limited guarantees with respect to the payment of the termination fee payable by Parent in the event it becomes payable, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and such limited guarantees. The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement, provided that the Company may only cause Parent to close the transaction if certain conditions are satisfied, including the funding or availability of the debt financing.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by March 1, 2022 (the “Termination Date”).

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement has been attached as an exhibit to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger, as well as in the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission (the “SEC”).

If the Merger is consummated, the Company’s common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

Voting Agreement

Concurrent with and as a condition to Parent entering into the Merger Agreement, Icahn Partners LP and Icahn Partners Master Fund LP (collectively, “Icahn”), entered into a voting agreement with Parent and the Company (the “Voting Agreement”), with respect to all shares of Common Stock beneficially owned by Icahn, as set forth in the Voting Agreement (collectively, the “Voting Agreement Shares”).

Icahn beneficially owns approximately 18% of the outstanding shares of Common Stock and has agreed to take the following actions, among others, during the term of the Voting Agreement: (1) vote the Voting Agreement Shares in favor of the Merger and the adoption of the Merger Agreement; (2) vote the Voting Agreement Shares against any Acquisition Proposal (as defined in the Merger Agreement) and (3) if the Company and Parent agree to effectuate the transactions contemplated by the Merger Agreement by means of a tender offer, tender the Voting Agreement Shares. The Voting Agreement will terminate upon the earliest of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the valid termination of the Merger

Agreement in accordance with its terms, (iii) a change in recommendation by the Company’s board of directors to the Company’s stockholders regarding adoption of the Merger Agreement due to an intervening event, (iv) any change to the terms of the Merger Agreement (A) that reduces the amount or changes the form of consideration payable in a manner that is adverse to the Company’s stockholders or (B) extends the Termination Date, and (v) the written notice of termination of the Voting Agreement by Parent to Icahn.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 8.01.	Other Events.

On June 1, 2021 the Company issued a press release announcing entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this report and is incorporated by reference herein.

Important Information and Where to Find It

In connection with the proposed transaction between the Company and an affiliate of CD&R and KKR, a special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed transaction, The Company expects to file with the SEC a proxy statement (the “Proxy Statement”), the definitive version of which will be sent or provided to the Company stockholders. The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s investor relations website at https://investors.cloudera.com/home/default.aspx or by contacting the Company investor relations department at the following:

Kevin Cook

investor-relations@cloudera.com

650-644-3900

Participants in the Solicitation

The Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders will be set forth in the Proxy Statement for its special stockholder meeting. The Company’s stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of the Company directors and executive officers in the transaction, which may be different than those of the Company stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements About the Proposed Transaction

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, CD&R and KKR, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction in a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s business and other conditions to the completion of the transaction; (ii) conditions to the closing of the transaction may not be satisfied; (iii) the transaction may involve unexpected costs, liabilities or delays; (iv) the outcome of any legal proceedings related to the transaction; (v) the failure by CD&R and KKR to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the transaction; (vi) the impact of the COVID-19 pandemic on the Company’s business and general economic conditions; (vii) the Company’s ability to implement its business strategy; (viii) significant transaction costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations; (xi) the ability of the Company to retain and hire key personnel; (xii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xiii) legislative, regulatory and economic developments affecting the Company’s business; (xiv) general economic and market developments and conditions; (xv) the evolving legal, regulatory and tax regimes under which the Company operates; (xvi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect the Company’s financial performance; (xvii) restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; and (xviii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as the Company’s response to any of the aforementioned factors. While the list of factors presented here is considered representative, such list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, or liquidity. The Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of June 1, 2021, by and among Parent, Merger Sub and the Company.*

10.1	Voting and Support Agreement, dated as of June 1, 2021, by and among Parent, the Company and Icahn.*

99.1	Press Release, dated June 1, 2021.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

*

Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOUDERA, INC.

By:	/s/ David Howard
Name:	David Howard
Title:	Chief Legal Officer

Dated: June 1, 2021

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SKY PARENT INC.

PROJECT SKY MERGER SUB INC.

and

CLOUDERA, INC.

Dated as of June 1, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 1, 2021 (the “Agreement Date”), by and among Sky Parent Inc., a Delaware corporation (“Parent”), Project Sky Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Cloudera, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A.    Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B.    The Company Board has unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with the DGCL.

C.    Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

D.    As a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement, (i) limited guaranties (the “Guaranties”) from each of Clayton, Dubilier & Rice Fund XI, L.P., KKR Americas Fund XII L.P. and KKR North America Fund XIII SCSP (collectively, the “Guarantors”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and (ii) the Financing Letters.

E.    As a condition and inducement to Parent’s willingness to enter into this Agreement, the Company and certain persons, in their capacity as stockholders of the Company, have simultaneously herewith entered into a Voting and Support Agreement (the “Voting and Support Agreement”) in connection with the Merger.

F.    Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1    Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)    “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that, other than with respect to any immaterial provisions, the provisions contained therein are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreements (it being understood that such agreement need not contain any “standstill” or similar provisions or that otherwise prohibit the making of any Acquisition Proposal). For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.

(b)    “Acquisition Proposal” means any Inquiry, offer or proposal relating to an Acquisition Transaction.

(c)    “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)    any direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii)    any direct or indirect purchase, exclusive license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)    any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (x) any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction or (y) stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests of the surviving or resulting entity of such transaction.

(d)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(e)    “Anti-Corruption Laws” means the FCPA, the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar anti-corruption or anti-bribery Laws applicable to the Company or its Subsidiaries.

(f)    “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

(g)    “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of January 31, 2021 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended January 31, 2021.

(h)    “Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of New York is closed.

(i)    “Capital Expenditure Budget” means the capital expenditure budget of the Company set forth on Section 1.1(i) of the Company Disclosure Letter.

(j)    “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, signed into law by the President of the United States on March 27, 2020, “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65).

(k)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto and any similar applicable Law.

(l)    “Code” means the Internal Revenue Code of 1986, as amended.

(m)    “Company Board” means the Board of Directors of the Company.

(n)    “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(o)    “Company Common Stock” means the common stock, par value $0.00005, of the Company.

(p)    “Company Equity Award” means any Company Option, any Company Restricted Stock Unit Award or any Company Performance Stock Unit Award.

(q)    “Company Equity Plans” means the Company’s 2008 Equity Incentive Plan, the Gazzang, Inc. Amended and Restated 2008 Stock Purchase and Option Plan and the Company’s 2017 Equity Incentive Plan, in each case, as may be amended and/or restated from time to time.

(r)    “Company Group” means the Company and its Subsidiaries.

(s)    “Company Group Member” means the Company or any of its Subsidiaries.

(t)    “Company Intellectual Property” means any Intellectual Property Rights that are owned by any Company Group Member.

(u)    “Company Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (x) the ability of the Company and its Subsidiaries to perform its material obligations under, or to consummate the Transactions contemplated by, this Agreement or (y) the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that, solely with respect to clause (y), none of the following Effects with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i)    general economic or business conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)    conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)    general conditions in the industries in which the Company Group generally conducts business;

(iv)    regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)    geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));

(vii)    resulting from the announcement, pendency or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person; provided, however, that this clause (vii) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the consummation or pendency of the Transactions;

(viii)    the compliance by any Party with the terms of this Agreement, including the taking of any action expressly required to be taken or refraining from taking any action expressly prohibited by the terms of this Agreement;

(ix)    arising from any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date hereof;

(x)    changes in GAAP or other accounting standards or in any applicable Laws or regulations after the date hereof (or the official interpretation of any of the foregoing);

(xi)    any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”);

(xii)    price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred) or any change, in and of itself, in the credit ratings or ratings outlook of any Company Group Member (provided that the underlying cause of such change in credit rating or rating outlook may be considered in determining if there has been a Company Material Adverse Effect);

(xiii)    any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder);

(xiv)    the availability or cost of equity, debt or other financing to Parent or Merger Sub; and

(xv)    any Transaction Litigation;

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (x) and (xi), to the extent that such Effect has had a disproportionate adverse effect on the Company Group relative to other companies operating in the industry or industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(v)    “Company Option” means an option to purchase shares of Company Common Stock granted under any of the Company Equity Plans.

(w)    “Company Performance Stock Unit Award” means an award of performance-based restricted stock units granted under any of the Company Equity Plans.

(x)    “Company Preferred Stock” means the preferred stock, par value $0.00005 per share, of the Company.

(y)    “Company Product” means all products, technologies and services (including any in development from which revenue is excepted to be earned in the next three (3) months) that are owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company Group.

(z)    “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by any Company Group Member.

(aa)    “Company Registration Rights Agreement” means the Amended and Restated Investors’ Rights Agreement between the Company and the holders named therein, dated March 28, 2017 filed as Exhibit 4.02 to Form S-1 filed March 31, 2017.

(bb)    “Company Restricted Stock Unit Award” means an award of restricted stock units granted under any of the Company Equity Plans that does not constitute a Company Performance Stock Unit Award.

(cc)    “Company Stockholder Meeting” means a meeting of the Company Stockholders (as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders) for the purpose of obtaining the Requisite Stockholder Approval.

(dd)    “Company Stockholders” means the holders of shares of Company Capital Stock.

(ee)    “Confidentiality Agreements” has the meaning set forth on Section 1.1(ee) of the Company Disclosure Letter.

(ff)    “Continuing Employees” means each individual who is an employee of the Company immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(gg)    “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement, in each case, other than an Employee Benefit Plan.

(hh)    “Credit Agreement” means that certain Credit Agreement, dated as of December 22, 2020, by and among the Company, the lenders party thereto, and Citibank, N.A. as administrative agent and collateral agent.

(ii)    “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Person’s duties or service (a) as a director or officer or employee of a Company Group Member at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the Merger, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) as a director, trustee or officer of any other entity or any benefit plan maintained by any Company Group Member (for which a Covered Person is or was serving at the request or for the benefit of a Company Group Member) at or prior to the Effective Time.

(jj)    “DOJ” means the United States Department of Justice or any successor thereto.

(kk)    “DOL” means the United States Department of Labor or any successor thereto.

(ll)    “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other written or oral plan, policy, agreement, arrangement or Contract involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement or post-employment compensation or benefits and all employment, management, consulting, relocation, repatriation, expatriation, visa, work permit change in control, severance or similar agreements, written or otherwise, which (i) is sponsored, maintained or contributed to (or required to be contributed to) by the Company Group Members or any of their respective ERISA Affiliates or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of any Company Group Member, or (ii) with respect to which the Company Group Members or any of their respective ERISA Affiliate could reasonably be expected to have any Liability.

(mm)    “Employee Plans” means all Employee Benefit Plans, other than Non-U.S. Employee Plans, maintained, or contributed to by any Company Group Member or to which any Company Group Member is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(nn)    “Environmental Laws” means all Laws, directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated or issued by any Governmental Authority relating to pollution, protection of the environment, or public or worker health or safety (to the extent relating to Hazardous Materials), or which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

(oo)    “Environmental Permit” means any Permit required by or issued pursuant to any Environmental Laws.

(pp)    “ERISA” means the Employee Retirement Income Security Act of 1974.

(qq)    “ERISA Affiliate” means, with respect to any Person that is (or at any relevant time, has or would be) considered a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

(rr)    “Exchange Act” means the Securities Exchange Act of 1934.

(ss)    “Excluded Party” means any Third Person (i) who submits a written offer or proposal that constitutes a bona fide Acquisition Proposal to the Company or any of its Representatives after the Agreement Date and prior to the No-Shop Period Start Date and (ii) whose Acquisition Proposal is determined by the Company Board, in good faith, prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor), to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that a Third Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (1) such Acquisition Proposal is withdrawn by such Third Person or (2) such Acquisition Proposal, in the good faith determination of the Company Board (after consultation with its outside counsel and its financial advisor), no longer is, or would no longer be reasonably expected to lead to, a Superior Proposal.

(tt)    “Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(uu)    “FCPA” means the Foreign Corrupt Practices Act of 1977.

(vv)    “Financing Commitment Sources” means the agents, arrangers and lenders that are party to the Debt Commitment Letter, including the agents, arrangers and lenders party to any joinder agreements thereto.

(ww)    “Financing Sources” means the agents, arrangers and lenders that provide or arrange the Debt Financing, including the agents, arrangers and lenders party to the Debt Commitment Letter, any joinder agreements, credit agreements or other definitive documentation relating thereto entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.

(xx)    “FTC” means the United States Federal Trade Commission or any successor thereto.

(yy)    “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(zz)    “Governmental Authority” means any government, government-sponsored entity, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county or provincial, national or supra-national, and whether local or foreign.

(aaa)    “Hazardous Material” is any material, chemical, emission, substance or waste for which liability or standards of conduct may be imposed under Environmental Laws, or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment, including petroleum or petroleum products, asbestos or asbestos containing materials, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

(bbb)    “Hazardous Materials Activity” is the transportation, transfer, recycling, management, storage, use, treatment, manufacture, removal, remediation, release, disposal, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(ccc)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(ddd)    “Indebtedness” means, with respect to any Person and without duplication, any of the following monetary liabilities or obligations: (i) indebtedness for borrowed money (other than letters of credit, surety bonds or bank guarantees); (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances or similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (iv) liabilities pursuant to leases required to be capitalized under GAAP (other than any liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842); (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) any deferred acquisition purchase price or “earn-out” agreements related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (vii) all guarantees of the obligations of other Persons described in clauses (i) through (vi) above; and (viii) all obligations of other Persons described in clauses (i) through (vii) above secured by any Lien on property of such Person; provided that Indebtedness shall not include (A) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (B) liabilities or obligations solely between the Company and any wholly-owned Subsidiary or solely between any wholly-owned Subsidiaries. For the avoidance of doubt, Taxes shall not constitute “Indebtedness.”

(eee)    “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(fff)    “Intellectual Property Rights” means common law and statutory rights anywhere in the world arising under (i) patents and patent applications and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights and works or authorship, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) rights in trade and industrial secrets and in confidential information and know how, inventions (whether or not patentable or reduced to practice), technologies, processes, techniques, methods, algorithms, designs, specifications, (iv) trademarks, trade names, logos, slogans, trade dress, corporate names, and service marks, and other indicia of source, and any applications or registration of the same, and all related goodwill therefor throughout the world (“Marks”), (v) domain names, uniform resource locators, other names and locators associated with the Internet, and all registrations therefor, (vi) all rights in databases and data collections, (vii) other proprietary rights relating or with respect to the protection of Technology, (viii) analogous rights to those set forth above, and (ix) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing. “IRS” means the United States Internal Revenue Service or any successor thereto.

(ggg)    “Investment Screening Laws” means any federal, state, provincial, foreign, multinational or supranational investment regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds.

(hhh)    “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of Robert Bearden, Scott Aronson, Jim Frankola, David Howard, Arun Murthy and Kevin Cook.

(iii)    “Law” means any law, act, statute, rule, regulation, judgment, injunction, order, decree, writ, constitution, treaty, convention, ordinance, code, ruling, award of any Governmental Authority.

(jjj)    “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, subpoena, investigation, governmental inquiry (solely with respect to investigation or governmental inquiry, to the Knowledge of the Company, as used in relation to the Company Group), arbitration or other formal legal action or proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(kkk)    “Liabilities” means any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(lll)    “Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

(mmm)    “Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof throughout and at the end of which (i) Parent shall have the Required Financial Information and (ii) the conditions set forth in Sections 7.1 and 7.2 shall be satisfied or, to the extent permitted by applicable Law, waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided that (A) (i) July 5, 2021, November 24, 2021 and November 26, 2021 shall not constitute a Business Day for purposes of calculating such 15 consecutive Business Day period and (ii) (x) if such 15 consecutive Business Day period shall not have ended on or prior to August 20, 2021, then such 15 consecutive Business Day period shall not commence prior to September 7, 2021 and (y) if such 15 consecutive Business Day period shall not have ended on or prior to December 22, 2021, then such 15 consecutive Business Day period shall not commence prior to January 3, 2022 and (B) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the Closing Date, (I) Ernst & Young LLP (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Financial Information) shall have withdrawn its audit opinion with respect to any of the audited financial statements of the Company that are included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another nationally-recognized independent public accounting firm or (II) the Company restates or the board of directors of the Company has determined to restate or Ernst & Young LLP (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Financial Information) has determined that it is necessary to restate any historical financial statements of the Company that are included in the Required Financial Information or the Company shall have determined that a restatement of any such historical financial statements is required, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the board of directors of the Company subsequently concludes that no restatement shall be required in accordance with GAAP; provided, further that if the Company shall in good faith reasonably believe it has provided the Required Financial Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, the Marketing Period will be deemed to have commenced on the first Business Day immediately following such notice unless Parent, in good faith, believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Parent believes the Marketing Period has not commenced). Notwithstanding the foregoing, clause (ii) of the immediately preceding sentence shall cease to apply at all times after January 8, 2022.

(nnn)    “Non-U.S. Employee Plans” means any Employee Benefit Plans that is maintained for the benefit of any current or former employee, officer or director of any Company Group Member, as applicable, who is located primarily in a country other than the United States and/or their dependents or that is subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which any Company Group Member is required to contribute under applicable Law.

(ooo)    “NYSE” means the New York Stock Exchange.

(ppp)    “Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software (i) be disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) be licensed for the purpose of making derivative works, (iii) to the extent not otherwise required by applicable law, be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, (iv) be redistributable at no charge, or (v) grant any patent rights (other than patent rights in such item of software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of software), including any license defined as an open source license by the Open Source Initiative as set forth on http://www.opensource.org/.

(qqq)    “Order” means any judgment, decision, decree, injunction, ruling, writ, award, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Law.

(rrr)    “Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

(sss)    “Pension Plan” means an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(ttt)    “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either (A) not yet past due or (B) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) leases, subleases and licenses; (iv) Liens imposed by applicable Law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not materially and adversely affect the current use of the applicable property owned, leased, used or held for use by the Company Group; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) non-exclusive licenses to Company Intellectual Property entered into in the ordinary course of business; (x) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Company Real Property Leases unless caused by the Company Group; (xi) Liens (or other encumbrances of any type) that have been incurred or suffered in the ordinary course of business and that do not materially and adversely affect the use or operation of the property subject thereto; (xii) Liens to be released at or prior to Closing; (xiii) Liens securing obligations under the Credit Agreement or any Loan Document (as defined in the Credit Agreement); and (xiv) Liens securing liabilities or obligations solely between the Company and any wholly-owned Subsidiary or solely between any wholly-owned Subsidiaries.

(uuu)    “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(vvv)    “Personal Information” means to the extent comprising “personal information,” “personally identifiable information” or “PII,” or “personal data” under any Law applicable to the Company, all information regarding or capable of being associated with an individual consumer, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, biometric information, or geo-location; and (b) Internet Protocol addresses or other persistent identifiers, including persistent device identifiers, MAC addresses, mobile advertising identifiers and cookies. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes such information in any form, including paper, electronic and other forms.

(www)    “Processing” means to perform any operation or set of operations upon data, whether manually or by automatic means, including, but not limited to, blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available such data.

(xxx)    “Redacted Fee Letter” means a fee letter with a Financing Commitment Source with respect to the Debt Financing in which the only redactions are pricing, fee amounts, “price flex” and other economic or “flex” provisions that are customarily redacted in connection with merger agreements of this type; provided that, in each case, such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (except as a result of increased original issue discount or upfront fees resulting from the exercise of “price flex”) of the Debt Financing or other funding being made available by such Financing Commitment Source.

(yyy)    “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(zzz)    “Required Financial Information” means the financial statements regarding the Company Group described in paragraph 5 of Exhibit D in the Debt Commitment Letter as in effect on the date hereof, which, for the avoidance of doubt, shall include the (i) audited consolidated balance sheet and the related audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the

Company for the years ending January 31, 2020 and January 31, 2021 and (ii) unaudited consolidated balance sheets and related statements of operations and comprehensive income and cash flows of the Company for the fiscal quarter ending April 30, 2021.

(aaaa)    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(bbbb)    “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(cccc)    “Securities Act” means the Securities Act of 1933, as amended.

(dddd)    “Shares” means the outstanding shares of the Company Common Stock.

(eeee)    “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(ffff)    “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that (i) was not the result or effect of a violation of Section 5.3(b) and (ii) is on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing), the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, if consummated, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 5.3(b)). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to (x) “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and (y) “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(gggg)    “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security (or similar), pension, employment, severance, workers compensation excise, estimated, stamp, custom, duty, license, alternative or add-on, minimum, real property and personal property taxes, however denominated, and whether or not disputed, together with all interest, penalties, fines, and additions imposed with respect to such amounts by a Governmental Authority, whether disputed or not).

(hhhh)    “Tax Returns” means any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with a Governmental Authority with respect to Taxes, and any amendments thereto.

(iiii)    “Technology” means tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, routines, protocols, schematics, specifications, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) tools, methods and processes, and (vi) any and all instantiations of the foregoing in any form and embodied in any media.

(jjjj)    “Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (i) the Company or any of its controlled Affiliates or (ii) Parent, Merger Sub, any Guarantor or any their respective Affiliates or any “group” including Parent, Merger Sub, any Guarantor or any their respective Affiliates.

(kkkk)    “Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding or alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or with the Financing Sources related to this Agreement, the Guaranties or the Financing Letters; provided that, for the avoidance of doubt, any Legal Proceeding involving or arising under any Antitrust Law shall not be considered Transaction Litigation.

(llll)    “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(mmmm)    “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

(nnnn)    “Willful Breach” means a material breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute a material breach.

1.2    Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.2(b)
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	5.3(b)
Alternative Debt Financing	6.5(d)
Applicable Termination	8.3(b)(i)
Bylaws	3.3(a)
Capitalization Date	3.5(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.2(b)

Term	Section Reference
Company Board Recommendation Change	5.3(d)(i)
Company Breach Notice Period	8.1(e)
Company Disclosure Letter	Article III
Company Equity Plan	3.5(b)
Company In License	3.13(e)
Company IP Contract	5.2(n)
Company IP License	3.13(f)
Company Material Real Property Lease	3.11
Company Out Licenses	3.13(f)
Company Real Property Lease	3.11
Company Related Parties	8.3(f)(i)
Company SEC Reports	3.7
Company Subsidiary Documents	3.4
Company Termination Fee	8.3(b)(i)
Copyrights	1.1(eee)
Covered Persons	6.10(a)
COVID-19	1.1(t)(vi)
COVID-19 Measures	1.1(t)(xi)
Credit Agreement Termination	6.20
Cut-Off Time	5.3(a)
Debt Commitment Letter	4.11(b)
Debt Financing	4.11(b)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.10(d)
DTC Payment	2.10(d)
Early ESPP Exercise Date	2.9
Effect	1.1(t)
Effective Time	2.2
Electronic Delivery	9.13
Equity Commitment Letters	4.11(a)
Equity Financing	4.11(a)
ESPP	2.9
Event Notice Period	5.3(e)(i)(1)
Exchange Fund	2.10(b)
Excluded Benefits	6.11(a)
Export Controls	3.19(c)(i)
Financing	4.11(b)
Financing Conditions	4.11(c)
Financing Letters	4.11(b)
Go-Shop Period	5.3(a)
Guaranties	Recitals
Guarantor	Recitals
Import Restrictions	3.19(c)(i)
Interim Period	5.1
Intervening Event	5.3(e)(i)
IRS	1.1(eee)
Labor Agreement	3.14(a)(viii)
Legal Restraint	7.1(c)
Malicious Code	3.13(n)
Marks	1.1(eee)

Term	Section Reference
Material Contract	3.14(a)
Maximum Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
No-Shop Period Start Date	5.3(a)
Option Consideration	2.8(a)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Breach Notice Period	8.1(g)
Parent Disclosure Letter	Article IV
Parent Reimbursement Obligations	6.21
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(eee)
Pay-Off Letter	6.20
Payment Agent	2.10(a)
Per Share Price	2.7(a)(ii)
Permits	3.20
Prohibited Financing Modifications	6.5(b)
Proposal Notice Period	5.3(e)(ii)(3)
Proxy Statement	6.3(a)
Qualified Plan	3.16(d)
Reimbursement Obligations	6.6(a)
Representatives	5.3(a)
Required Amounts	4.11(f)
Required Approvals	7.1(b)
Required Investment Screening Laws	3.3(b)
Requisite Stockholder Approval	3.2(c)
RSU Consideration	2.8(b)(i)
Sale Reimbursement Obligations	6.21
SEC Clearance Date	6.3(g)
Surviving Corporation	2.1
Takeover Statute	3.23
Termination Date	8.1(c)
Uncertificated Shares	2.10(c)
Voting and Support Agreement	Recitals

1.3    Certain Interpretations.

(a)    When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)    When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)    Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)    When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)    The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)    When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)    Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)    A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, reenactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j)    All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l)    The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(m)    The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n)    No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o)    The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p)    The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(q)    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at dfsvenue.com prior to 5:00 p.m. Pacific time on the day prior to the Agreement Date.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3    The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur (a) remotely at 9:00 a.m., Eastern time, on the date that is five (5) Business Days after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided that, notwithstanding the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their terms are to be satisfied at the Closing), the Closing shall instead occur on the date that is the earlier to occur of (a) any Business Day during the Marketing Period specified by Parent to the Company on no less than two (2) Business Days’ notice to the Company and (b) the third (3rd) Business Day after the final day of the Marketing Period, but subject in each case to the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4    Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5    Certificate of Incorporation and Bylaws.

(a)    Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10, the Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Cloudera, Inc.”

(b)    Bylaws. At the Effective Time, subject to the provisions of Section 6.10, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6    Directors and Officers.

(a)    Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)    Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7    Effect on Capital Stock.

(a)    Capital Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)    each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)    each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than with respect to Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $16.00, without interest thereon, subject to any required withholding of Taxes (the “Per Share Price”), in accordance with the provisions of Section 2.10 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.12); and

(iii)    each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)    Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock or the Company Equity Awards occurring on or after the date hereof and prior to the Effective Time.

(c)    Statutory Rights of Appraisal.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL subject to any required withholding of Taxes, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become cancelled and exchanged for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, subject to any required withholding of Taxes, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such Shares in the manner provided in Section 2.10.

(ii)    The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in and direct all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8    Equity Awards.

(a)    Company Options. At the Effective Time, each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less applicable Tax withholdings, equal to the product obtained by multiplying (i) the excess of the Per Share Price over the per share exercise price of such Company Option, by (ii) the number of shares of Company Common Stock covered by such Company Option immediately prior to the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(a) (the “Option Consideration”) as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date. Any Company Option that is unvested or has a per share exercise price that is equal to or greater than the Per Share Price shall be cancelled for no consideration as of the Effective Time.

(b)    Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards.

(i)    At the Effective Time, each Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time and that vests upon the occurrence of the Effective Time by its terms and without any action by the Company shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Restricted Stock Unit Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less applicable Tax withholdings, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit Award immediately prior to the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(b)(i) (the “RSU Consideration”) as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date.

(ii)    At the Effective Time, each Company Restricted Stock Unit Award and each Company Performance Stock Unit Award, in each case, that is outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms and without any action by the Company shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled and be converted into the contractual right to receive a payment in an amount in cash from the Surviving Corporation equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit Award or Company Performance Stock Unit Award immediately prior to the Effective Time (in the case of any Company Performance Stock Unit Award, based on 100% of the shares of Company Common Stock underlying such award). Except as otherwise provided in this Section 2.8(b)(ii), the cash-based award provided for by this Section 2.8(b)(ii) shall be subject to the terms and conditions applicable to the corresponding Company Restricted Stock Unit Award or Company Performance Stock Unit Award (including time-based vesting conditions and any accelerated vesting provisions of any Employee Benefit Plan applicable to such Company Restricted Stock Unit Award or Company Performance Stock Unit Award, but, in the case of Company Performance Stock Unit Awards, excluding any performance-based vesting conditions, in accordance with the terms of the Company Performance Stock Unit Awards).

(c)    Further Actions. The Company (including the Company Board or any committee thereof that governs or administers the outstanding Company Equity Awards and/or the Company Equity Plan) shall, prior to the Effective Time, take or cause to be taken all actions to effectuate the provisions of this Section 2.8 and to terminate the Company Equity Plans, effective as of the Effective Time; such that, following the Effective Time, there shall be no outstanding Company Equity Awards (whether vested or unvested).

2.9    Treatment of Employee Stock Purchase Plan. With respect to the Company’s 2017 Employee Stock Purchase Plan (the “ESPP”), as soon as practicable following the date of this Agreement, the Company Board will adopt resolutions and take all other actions as may be required to provide that (i) no new participants will commence participation in the ESPP after the date of this Agreement; (ii) no participant will be allowed to increase his or her payroll contribution rate in effect as of the date of this Agreement or make separate non-payroll contributions on or following the date of this Agreement; and (iii) no new Offering Period (as defined in the ESPP) or Purchase Period (as defined in the ESPP) will commence or be extended pursuant to the ESPP, in each case, after the date of this Agreement. If the Effective Time is expected to occur prior to the end of the current Purchase Period, the Company shall take action to provide for an earlier exercise date (including for purposes of determining the Purchase Price (as defined in the ESPP) for the current Purchase Period (such earlier date, the “Early ESPP Exercise Date”)). The Early ESPP Exercise Date will be as close to the Effective Time as is administratively practicable. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger).

2.10    Exchange of Certificates.

(a)    Payment Agent. Prior to the Closing, Parent will (i) select a transfer agent or such other bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)    Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Shares pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock (excluding, for the avoidance of doubt, any Dissenting Company Shares) become entitled pursuant to Section 2.7 (the “Exchange Fund”). To the extent that the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c)    Payment Procedures. Promptly following the Effective Time (and in any event within five (5) Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) and (ii) subject to the last sentence of this Section 2.10(c), uncertificated Shares that represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”): (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent, subject to the last sentence of this Section 2.10(c)); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificate; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d)    DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e)    Transfers of Ownership. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)    Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such Shares for exchange pursuant to this Section 2.10 will thereafter look for payment of the Per Share Price payable in respect of the Shares represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.11    No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all Shares will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any Shares will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13    Required Withholding. Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards, or any other applicable Person, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.14    No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.15    Necessary Further Actions. If, at any time prior to the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Company Disclosure Letter”), subject to the terms of Section 9.12, or (ii) as set forth in any Company SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2019 and prior to the date hereof (other than disclosures in any “risk factors” or other disclosure statements included therein, solely to the extent that such disclosures are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1    Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable the Company to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

3.2    Authority; Approvals and Enforceability.

(a)    Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b)    Company Board Approval and Fairness Opinion. The execution and delivery of this Agreement by the Company and performance by the Company of its obligations hereunder, and the consummation of the Merger and the Transactions, have been duly and validly approved by the Company Board. As of the date of this Agreement, the Company Board has unanimously adopted resolutions (i) determining that the terms of this Agreement and the Merger and the Transactions are advisable and in the best interests of the Company Stockholders and (ii) recommending that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof. The Company Board has received the opinion of Morgan Stanley & Co. LLC (the “Advisor”), substantially to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the

Per Share Price to be received by the holders of Company Common Stock (other than holders of Owned Company Shares or Dissenting Company Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock, and as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c)    Requisite Stockholder Approval. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 4.6 of this Agreement, no other corporate action by the Company (other than, in the case of the Merger, the filing of the Certificate of Merger or other documents as required by the DGCL) or vote of holders of any class of Company Capital Stock is necessary to approve or adopt this Agreement under applicable Law and to consummate the Merger and the Transactions.

(d)    Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

3.3    Required Filings and Consents; Non-Contravention.

(a)    The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Stockholder Approval, conflict with or violate the Charter or the Amended and Restated Bylaws of the Company (the “Bylaws”), or any Company Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not have a Company Material Adverse Effect.

(b)    Requisite Governmental Approvals. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act and other Antitrust Laws as set forth on Section 4.3 of the Parent Disclosure Letter or by Investment Screening Laws as set forth on Section 4.3 of the Parent Disclosure Letter (the “Required Investment Screening Laws”), (ii) the filing of the Proxy Statement with the SEC in accordance with the

Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not have a Company Material Adverse Effect.

3.4    Charter and Bylaws. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Company Subsidiary Documents”). The Charter, Bylaws and the Company Subsidiary Documents, each as amended to date, are in full force and effect. The Company has not taken any action in breach or violation of any of the provisions of the Charter or the Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Company Subsidiary Documents, except, in the case of a Subsidiary, as would not have a Company Material Adverse Effect.

3.5    Company Capitalization.

(a)    Capital Stock. The authorized capital stock of the Company consists of 1,200,000,000 shares of Company Common Stock, and 20,000,000 shares of Company Preferred Stock. As of May 28, 2021 (such date, the “Capitalization Date”), (i) 293,061,995 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 2,921,495 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iv) 33,769,458 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Restricted Stock Unit Awards, (v) 2,238,561 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Performance Stock Unit Awards (based on 100% of the number of shares of Company Common Stock underlying each Company Performance Stock Unit Award), (vi) 7,256,365 shares of Company Common Stock were reserved for issuance pursuant to the ESPP, and (vii) 0 shares of Company Common Stock were issued and held in the treasury of the Company. Since the Capitalization Date until the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options, settlement of restricted stock units or other stock awards outstanding on or prior to the Capitalization Date.

(b)    Company Equity Plans. Section 3.5(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Company Equity Plans or any other plan or agreement adopted by the Company that provides for the issuance of equity to any current or former service provider of the Company. The Company has made available to Parent complete and accurate copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Equity Awards, and all agreements under the Company Equity Plans that materially deviate from such forms of award agreement.

(c)    Company Equity Awards. Section 3.5(c) of the Company Disclosure Letter sets forth a complete and accurate list as of May 28, 2021 of all outstanding Company Equity Awards granted under any Company Equity Plans or otherwise, indicating, with respect to each Company Equity Award then outstanding, the type of awards granted, the maximum number of shares of Company Common Stock subject to such Company Equity Award, the plan under which such Company Equity Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule, expiration date, and if the Company Equity Award is exercisable for more than six months following the holder’s termination (other than for disability or death).

(d)    Securities of the Company Group. Except as described in Sections 3.5(a) and 3.5(c) of the Company Disclosure Letter, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.5(c) of the Company Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. Other than the Voting and Support Agreement, there are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Company Registration Rights Agreement, there are no registration rights or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary.

(e)    Company Capital Stock. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Charter or the Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of any and all Liens (other than Permitted Liens). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(f)    Exchange Act. Company Common Stock constitutes the only class of equity securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

3.6    Subsidiaries. A complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or Affiliate of the Company, is set forth in Section 3.6 of the Company Disclosure Letter. The Company does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

3.7    Company SEC Reports. The Company has filed and to the extent not publicly available, made available to Parent, all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC since January 1, 2019 (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Company SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.

3.8    Company Financial Statements; Internal Controls.

(a)    Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be (if filed after the Agreement Date) prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will (if filed after the Agreement Date) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b)    Disclosure Controls and Procedures. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

(c)    Internal Controls. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d)    Accounting Controls. To the Knowledge of the Company, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e)    No Transaction with Unconsolidated Affiliate. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(f)    Accounting and Auditing Practices. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current the Company Board or any committee thereof or to any current director or executive officer of the Company.

(g)    Employment. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9    Undisclosed Liabilities. Except as reflected in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Audited Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement, incurred in connection with the Transactions (including any Transaction Litigation) or otherwise expressly permitted to be incurred under this Agreement, and (iii) Liabilities that would not have a Company Material Adverse Effect.

3.10    Subsequent Changes. Since the date of the Audited Company Balance Sheet through the date hereof, (a) the Company has conducted its business in the ordinary course of business consistent with past practice except as a result of the Transactions and any actions taken in good faith to respond to COVID-19 Measures and (b) there has not occurred (i) any Company Material Adverse Effect or (ii) any action taken by the Company or event that would have required the consent of the Company pursuant to Section 5.2(b)-(h), (k), (l), (m), (p), (q), (r) and (t) had such action or event occurred after the date of this Agreement.

3.11    Real Property. The Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Audited Company Balance Sheet. All real properties reflected in the Audited Company Balance Sheet are held free and clear of all Liens, except for Permitted Liens, Liens reflected on the Audited Company Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party (collectively, the “Company Real Property Leases”) are in full force and effect, except where the failure of such Company Real Property Leases to be in full force and effect would not be reasonably likely to result in a Company Material Adverse Effect. There is no default by the Company or any of its Subsidiaries under any of the Company Real Property Leases, or, to the Knowledge of the Company, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect. Section 3.11 of the Company Disclosure Letter contains a complete and accurate list of all Company Real Property Leases providing for the payment of annual rent in excess of $1,000,000 (each, a “Company Material Real Property Lease”) and lists for each such Company Material Real Property Lease (i) the address of the property to which such Company Material Real Property Lease pertains, (ii) the annual rent and (iii) the purpose of the facility to which such Company Material Real Property Lease pertains.

3.12    Tangible Property. Each Company Group Member has good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Audited Company Balance Sheet. All tangible properties and assets reflected in the Audited Company Balance Sheet are held free and clear of all Liens, except for Permitted Liens, Liens reflected on the Audited Company Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by each Company Group Member are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to the Company Group, taken as a whole, free and clear of all Liens (other than Permitted Liens), except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect.

3.13    Intellectual Property.

(a)    Registered Intellectual Property. Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all Company Intellectual Property that is Company Registered Intellectual Property. All material Company Registered Intellectual Property is, to the Knowledge of the Company, subsisting, valid and enforceable.

(b)    Absence of Liens. Except as would not have a Company Material Adverse Effect, all Company Intellectual Property is owned by the Company or one or more of its Subsidiaries free and clear of any Liens (excluding Permitted Liens and any non-exclusive licenses entered into in the ordinary course of business). To the Knowledge of the Company, all material Company Intellectual Property is, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither the Company nor any of its Subsidiaries has granted an exclusive license to any third party, or in the past two (2) years transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are or were owned by the Company or a Subsidiary of the Company.

(c)    No Infringement. Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, in the conduct of the business of the Company and its Subsidiaries as currently conducted, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person. There is no pending or, to the Knowledge of the Company, threatened (and at no time within the two (2) years prior to the date of this Agreement has there been any pending or threatened) Legal Proceeding against any Company Group Member, alleging that any activities, products or conduct of such Company Group Member’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any rights in Company Intellectual Property. Except as would not constitute a Company Material Adverse Effect, the Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict any Company Group Member’s rights to use, license or transfer any material Company Intellectual Property, or (ii) compel or require the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property. In the past two (2) years, no indemnity claims have been asserted in writing or, to the Knowledge of the Company, are threatened against the Company or any Subsidiary of the Company by any customer alleging that any Company Product infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person.

(d)    No Legal Proceedings. There are no pending Legal Proceedings brought by the Company or any of its Subsidiaries against any third party with respect to any Company Intellectual Property, which remain unresolved as of the date hereof.

(e)    Company In Licenses. Section 3.13(e) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property right that is material to the business of the Company or any Company Subsidiary taken as a whole (“Company In Licenses”), other than (i) Contracts with respect to commercially available Technology, (ii) Contracts between the Company or any Company Subsidiary and its employees, consultants and contractors substantially on the Company’s standard forms, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business.

(f)    Company Out Licenses. Section 3.13(f) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which the Company or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Company Intellectual Property Rights, other than (i) non-exclusive licenses granted in the ordinary course of business, (ii) Contracts between the Company or any Company Subsidiary and its employees, consultants and contractors substantially on the Company’s standard forms, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business (“Company Out Licenses,” and together with the Company In Licenses, the “Company IP Licenses”).

(g)    No Infringement of Company IP Licenses. Except as would not constitute a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company any other party to a Company IP License, is in material breach of any such Company IP License that is material to the business of the Company Group, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (i) the material breach by any Company Group Member of any Company IP License, (ii) the termination, impairment or restriction of any right or license granted to a Company Group Member under a Company IP License, or (iii) any Company Group Member to grant, or expand the scope of a prior grant, to a third party of any rights to any material Company Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (i), (ii) and (iii)) as would not have a Company Material Adverse Effect.

(h)    Open Source Software. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company Group, taken as a whole.

(i)    Proprietary Source Code. No proprietary source code (excluding, for clarity, any Open Source Software) for any Company Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of the Company or a Subsidiary of the Company. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open

Source Software) for any Company Product to any escrow agent or other third person, other than any employee, consultant or contractor of the Company or a Subsidiary of the Company under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.

(j)    Proprietary Information. Each current and former employee, consultant and contractor of the Company or a Subsidiary of the Company who was or is involved in any material respect in the creation or development of any Company Product, as well as any other material Company Intellectual Property, has signed and delivered a written Contract that assigns to the Company or a Subsidiary of the Company any Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries, taken as a whole.

(k)    Standards-Setting Organizations. Section 3.13(k) of the Company Disclosure Letter contains a list of each standards-setting organization or similar organizations in which the Company or any of its Subsidiaries has participated in the past two (2) years, or is currently participating, that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Company Intellectual Property.

(l)    Funding. No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Company Intellectual Property.

(m)    Data Security Requirements and Privacy. To the Knowledge of the Company, the Processing by the Company or any Subsidiary of the Company of any Personal Information, as well as all written communications relating to such Processing from the Company and Subsidiaries of the Company to users, partners or customers have complied in all material respects with (i) all Laws applicable to the Company, (ii) the Company’s and its Subsidiaries’ existing contractual commitments with third parties and (iii) the Company’s and its Subsidiaries’ external privacy policies and any other terms applicable to the Processing of Personal Information from individuals by the Company or any of its Subsidiaries, except where the failure to so comply would not constitute a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, no claims have since January 1, 2018 been asserted in writing or are threatened in writing against the Company or any Subsidiary of the Company by any third party alleging a violation of any third party’s privacy rights that would constitute a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company or any of their service providers has suffered any material breach in security that has resulted in any unauthorized access to or disclosure of Personal Information.

(n)    Malicious Code. To the Knowledge of the Company, Company Products are free from any material defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company Products contain any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code (“Malicious Code”) that would constitute a Company Material Adverse Effect.

(o)    Information Technology Systems of the Company Group. To the Knowledge of the Company, the Company and its Subsidiaries have information technology systems that in their reasonable business judgment are sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted. To the Knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures, each in their reasonable business judgment, to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries, and data stored or transmitted on such systems are secure in all material respects and, to the Knowledge of the Company, such systems are protected from Malicious Code, except as would not have a Company Material Adverse Effect.

3.14    Material Contracts.

(a)    Definition. For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii)    any Contract (A) containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, other than license restrictions set forth in Company In Licenses, (B) containing any covenant prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, the Surviving Corporation) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions, or (D) containing any covenant limiting the right of the Company to enter into any reseller, referral partner or similar partner agreements with third parties;

(iii)    any Contract providing for the development of any material Technology or Intellectual Property Rights for the benefit of the Company or any of its Subsidiaries (excluding Contracts between the Company or any of its Subsidiary and its or their employees, consultants and contractors substantially on the Company’s standard forms);

(iv)    any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, either in the past three (3) years, pending or after the date of this Agreement of a material amount of assets or (B) pursuant to which the Company or any of its Subsidiaries has acquired in the past three (3) years or will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(v)    any Contract expressly providing for the development of any Technology by the Company or any of its Subsidiaries, or requiring the Company or any of its Subsidiaries to make available or otherwise disclose the source code of any Company Products to any Person (other than Contracts for Open Source Software);

(vi)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $10,000,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly-owned Subsidiaries, (C) letters of credit obtained in connection with Company Real Property Leases and (D) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii)    any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $500,000 in any individual case;

(viii)    any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);

(ix)    any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for the sale of Company Products with any customer who, in the year ended January 31, 2021 was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable;

(x)    any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) with any vendor of the Company or any of its Subsidiaries who, in the year ended January 31, 2021, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable;

(xi)    any Contract that provides for payment obligations by the Company or any of its Subsidiaries in any twelve (12) month period of $2,500,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(xii)    any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above, inclusive.

(b)    List of Material Contracts. Section 3.14(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts as of the date hereof, to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.14(a) that describes such Material Contract.

(c)    Validity. Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have a Company Material Adverse Effect.

3.15    Tax Matters.

(a)    Tax Returns. Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.

(b)    Taxes Paid. Each of the Company and its Subsidiaries has paid all material Taxes that are required to be paid, except with respect to matters for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.

(c)    No Material Deficiencies. No material deficiencies for Taxes against the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid, except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.

(d)    No Audits. There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to the Company or any of its Subsidiaries.

(e)    No Liens on Assets. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.

(f)    Spin-Offs and Other Distributions. None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax Law).

(g)    Compliance. The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority with respect to the Company and each of its Subsidiaries.

(h)    No Listed Transaction. None of the Company or any of its Subsidiaries has engaged in a “listed transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b).

(i)    COVID-19 Relief. The Company Group Members have (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(j)    Unclaimed Property Laws. The Company Group Members have (i) at all times materially complied with all escheat or unclaimed property Laws, including with respect to the timely filing of all applicable reports and the timely remittance of any applicable amounts, (ii) not received any claim in writing from any Person alleging any material failure to comply with any escheat or unclaimed property Laws, and (iii) no material liability under any escheat or unclaimed property Laws.

(k)    Hortonworks Merger. None of the Company Group Members has taken any action or knows of any fact or circumstance that prevented or impeded, or would reasonably be expected to have prevented or impeded the merger of Surf Merger Corporation with and into Hortonworks, Inc., with Hortonworks, Inc. surviving, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.16    Employee Benefit Matters.

(a)    List of Employee Plans. Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Employee Plans. Neither the Company nor any ERISA Affiliate of the Company has committed to any officer, or publicly communicated to any other employees to establish any new Employee Plan, to modify any Employee Plan (except to the extent required by Law, to conform any such Employee Plan to the requirements of any applicable Law, as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any Employee Plan.

(b)    Disclosure of Employee Plans. With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (i) such Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material correspondence to or from any governmental agency relating to any Employee Plan within the past year.

(c)    Compliance. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Employee Plan has been established, maintained, operated and administered in all material respects in accordance with all applicable Law, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each Company Group Member and its respective ERISA Affiliates have (A) in all material respects met their obligations with respect to each Employee Plan and (B) have timely made (or timely will make) or accrued in accordance with GAAP all required contributions or other amounts payable with respect thereto.

(d)    Qualified Plans. All Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, no fact, event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. Except as would not reasonably be expected to result in Company Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan.

(e)    Multiple Employer Plans. Neither the Company Group Members nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future liability with respect to (i) a Pension Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f)    No Post-Termination Welfare Benefit Plan. Other than as required under COBRA, the Company does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs).

(g)    Employee Plan Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated, with respect to any Employee Plan or the assets of any Employee Plan or Non-U.S. Employee Plan or the assets of any Non-U.S. Employee Plan, other than claims for benefits in the ordinary course.

(h)    No Infringement. Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Non-U.S. Employee Plan is in material compliance with all applicable Laws of each applicable jurisdiction. Each such Non-U.S. Employee Plan is funded to the extent required by applicable Law or the applicable terms of such plan or has been accrued for to the extent required by GAAP or other applicable accounting rules. Section 3.16(h) of the Company Disclosure Letter contains a complete and accurate list of each country in which the Company or any of its Subsidiaries or Affiliates has employees or independent contractors as of the date of the Audited Company Balance Sheet.

(i)    Employment and Severance Agreements. Section 3.16(i) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of the Company or any of its Subsidiaries, other than standard form offer letters and other similar employment agreements entered into in the ordinary course of business and agreements materially consistent with such standard forms; and (ii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Law.

(j)    No Additional Rights. Other than pursuant to Employee Plans set forth on Section 3.16(i) or Section 3.16(j) of the Company Disclosure Letter, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of any Company Group Member to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit that will or may be made by the Company or its ERISA Affiliates is reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no contract, agreement, plan or arrangement to which any Company Group Member is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(k)    Nonqualified Deferred Compensation Plan. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been documented and operated in material compliance with Section 409A of the Code.

3.17    Labor Matters.

(a)    Employment Law Compliance. Except as would not be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Law respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Each Company Group Member (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Company Material Adverse Effect.

(b)    Union Matters. To the Knowledge of the Company: (i) there are no current labor union organizing activities with respect to any employees of the Company and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of the Company and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting the Company or any of its Subsidiaries. With respect to the Transactions, the Company and its Subsidiaries have satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract.

(c)    WARN Compliance. Except as would not be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under WARN, and any similar foreign, state or local law relating to plant closings and layoffs. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of WARN or any similar state, local or foreign law.

(d)    Agreements with Employees. No employee of the Company or any of its Subsidiaries to the Knowledge of the Company, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others.

3.18    Environmental Matters.

(a)    Hazardous Materials. Except as would not have a Company Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not have, a Company Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company, its Subsidiaries or their agents.

(b)    Environmental Compliance and Hazardous Materials Activities. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not have a Company Material Adverse Effect, the Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c)    Environmental Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d)    No Proceedings. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit, Environmental Law or any Hazardous Materials Activity of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    Environmental Liability. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries.

(f)    Environmental Disclosure. The Company and its Subsidiaries have delivered to or made available for inspection by Parent and its agents, representatives and employees all material environmental site assessments and environmental audits in the Company Group’s possession or control. The Company and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable Law with respect to this transaction.

3.19    Compliance with Laws.

(a)    Generally. The Company and its Subsidiaries are in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound.

(b)    Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither the Company, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. The Company has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Parent.

(c)    Export Control Laws.

(i)    The Company and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control and trade and economic sanctions Laws (“Export Controls”) including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations and any applicable anti-boycott compliance regulations. Neither the Company nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Laws of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. The Company and its Subsidiaries are in compliance with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii)    Section 3.19(c)(ii) of the Company Disclosure Letter accurately describes all of (A) the goods, services, items, software, technology, and technical data of the Company and its Subsidiaries along with the appropriate classification, including their Export Control Classification Numbers or designation on the U.S. Munitions List; (B) the countries to which these goods, services, items, software, technology, or technical data have been exported; and (C) the licenses and license exceptions currently held or claimed by the Company and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or re-export of goods, services, items, software, technology, or technical data of the Company or any of its Subsidiaries. All such licenses are valid and in full force and effect. The Company and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(iii)    Neither the Company nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any material violation of Export Control and Import Restrictions.

3.20    Permits. The Company and its Subsidiaries hold all required permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company Group taken as a whole as currently conducted (collectively, the “Permits”). The Permits are in full force and effect, have not been violated in any material respect and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any Permits. No Permit shall cease to be effective as a result of the consummation of the Transactions.

3.21    Legal Proceedings and Orders.

(a)    Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against the Company or any of its Subsidiaries or any of their respective properties or assets, or (b) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties or assets.

(b)    Orders. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.22    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries have been made available to Parent. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.23    Takeover Statutes. The Company Board has adopted such resolutions and taken all such other actions as are necessary to render inapplicable to this Agreement, the Voting and Support Agreement, the Merger and any of the transactions contemplated by this Agreement or the Voting and Support Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware, or other applicable Laws (each, a “Takeover Statute”) is applicable to the Company, the Voting and Support Agreement, the Merger or any of the transactions contemplated by this Agreement or the Voting and Support Agreement.

3.24    Brokers, Finders and Financial Advisors. Except the Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions. Prior to the execution of this Agreement, the Company has made available to Parent a complete and accurate copy of all agreements between the Company and the Advisor pursuant to which the Advisor would be entitled to any such payment.

3.25    No Other Representations. Except as expressly set forth in this Article III, neither the Company nor any of its Subsidiaries has made any representation or warranty, express or implied, to Parent and/or Merger Sub in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date hereof (the “Parent Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in such disclosure letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1    Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization and has all requisite corporate power and authority necessary to enable the each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted.

4.2    Authority; Approvals and Enforceability.

(a)    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b)    Approval. The execution and delivery of this Agreement by the Company and performance by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger.

(c)    Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. Immediately following execution and delivery of this Agreement, this Agreement will be adopted by the sole stockholder of Merger Sub.

4.3    Required Filings and Consents; Non-Contravention.

(a)    The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of their respective covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b) conflict with or violate any Laws applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound, or (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which the Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties is bound or affected, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.

(b)    Requisite Governmental Approvals. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act and other Antitrust Laws as set forth on Section 4.3(b) of the Parent Disclosure Letter or by the Required Investment Screening Laws, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications, the failure of which to obtain would not, individually or in the aggregate, be reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

4.4    Certificate of Incorporation and Bylaws. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Such documents, each as amended to date, are in full force and effect, and neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.5    Legal Proceedings; Orders; Disclosure.

(a)    Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Parent or Merger Sub or any of their respective properties or assets, or (b) to the knowledge of Parent, threatened against Parent or Merger Sub, or any of their respective properties or assets.

(b)    Orders. Neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Parent or Merger Sub or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(c)    Proxy Statement; Other Information. None of the written information provided by or on behalf of Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6    Ownership of Company Capital Stock. Neither Parent, Merger Sub nor any of their respective Affiliates (nor any of their respective “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.7    Brokers, Finders and Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

4.8    Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters or any agreements or arrangements entered into in connection with the Financing, the Guaranties and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.9    No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10    Guaranties. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company their duly executed Guaranties. As of the Agreement Date, the Guaranties are in full force and effect and constitute legal, valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. As of the Agreement Date, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantors pursuant to the Guaranties.

4.11    Financing.

(a)    Equity Commitment Letters. Parent has delivered to the Company true, correct and complete copies of fully executed equity commitment letters of even date herewith (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, the “Equity Commitment Letters”) from the Guarantors pursuant to which the Guarantors have agreed to make an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letters provide that the Company is an express third-party beneficiary of, and is entitled to specifically enforce performance of the Guarantors’ respective obligations to fund the Equity Financing in accordance with and subject to the terms of the Equity Commitment Letters and, subject in all respects to Section 9.8(a), Parent and the Guarantors will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third-party beneficiary rights.

(b)    Debt Commitment Letter. Parent has delivered to the Company a true, correct and complete copy of (i) a fully executed debt commitment letter of even date herewith from the Financing Commitment Sources (together with all exhibits, annexes, schedules and term sheets attached thereto and with the Redacted Fee Letter, in each case as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Letters”) and (ii) the Redacted Fee Letter, pursuant to which such financial institutions have agreed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”).

(c)    Validity. As of the Agreement Date, the Financing Letters are in full force and effect and constitute the valid, binding and enforceable obligation of Parent, Merger Sub and the Guarantors, as applicable, and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with their terms (subject to the Enforceability Limitations). There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing contemplated by the Financing Letters, other than the conditions precedent set forth in the Financing Letters (such conditions precedent, the “Financing Conditions”). As of the Agreement Date and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Financing Letters will not be available to Parent on the Closing Date. As of the Agreement Date, Parent, Merger Sub and the Guarantors, as applicable, are not in default or breach under the terms and conditions of the Financing Letters and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a Financing Condition, in each case on the part of the Parent, Merger Sub or any Guarantor, as applicable. Parent, or an Affiliate thereof on its behalf, has fully paid any and all commitment or other fees and amounts required by the Financing Letters to be paid on or prior to the Agreement Date.

(d)    No Amendments. As of the Agreement Date, (i) the Financing Letters have not been amended or modified in any manner, and (ii) the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent, Merger Sub or any Guarantor or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent, Merger Sub or any Guarantor or, to the knowledge of Parent, any other party thereto.

(e)    No Other Arrangements. As of the Agreement Date, other than the Redacted Fee Letter, there are no side letters, understandings or other agreements or arrangements relating to the Financing Letters or the Financing to which Parent or any of its Affiliates is a party that affect the conditionality, availability or amount of, the Financing.

(f)    Sufficiency of Financing. The Financing, when funded in accordance with the Financing Letters, will provide Parent and Merger Sub at and as of the Closing Date with sufficient available funds (after netting out original issue discount and similar premiums and charges after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Financing Letters), together with cash or cash equivalents held by parent, Merger Sub and the Company and its Subsidiaries, to consummate the Merger and to make all payments required to be made in connection therewith on the Closing Date, including payment of the aggregate consideration to which the holders of Company Common Stock become entitled pursuant to Section 2.7, the RSU Consideration, the Option Consideration, the payment of any indebtedness required to be repaid, refinanced, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all indebtedness of the Company Group contemplated to be repaid by the Financing Letters or required by its terms to be repaid, refinanced, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger), and all other amounts to be paid by Parent and Merger Sub pursuant to this Agreement in connection with the Closing and associated costs and expenses of the Merger, in each case regardless of whether payable before or on the Closing (such amounts, collectively, the “Required Amounts”).

(g)    No Conditionality. Notwithstanding anything in this Agreement to the contrary, but without expanding or amending the remedies available under Article VIII or Section 9.8, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate thereof or any other financing or other transactions be a condition to any of the obligations of Parent or Merger Sub hereunder.

4.12    Stockholder and Management Arrangements. As of the Agreement Date, except for the Voting and Support Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of any Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than any Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13    Solvency. None of Parent, Merger Sub or any Guarantor is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of any Company Group Member. As of the Effective Time and immediately after giving effect to the Merger (including the payment of the Required Amounts), assuming the accuracy of the representations and warranties set forth in Article III, (a) the amount of the “fair saleable value” of the assets of the Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay the probable liabilities (including contingent liabilities) of Parent and its Subsidiaries, taken as a whole, as such liabilities become absolute and matured; (b) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their liabilities (including the probable amount of all contingent liabilities); (c) the Parent and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (d) Parent and its Subsidiaries, taken as a whole, will not have incurred liabilities, including contingent and other liabilities, beyond their ability to pay such liabilities as they mature or become due.

4.14    Exclusivity of Representations and Warranties; Investigation.

(a)    No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any closing certificate delivered pursuant to Section 7.2(c):

(i)    none of the Company, its Subsidiaries or any other Person makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)    no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii)    the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)    No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in any closing certificate delivered pursuant to Section 7.2(c), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)    any representation or warranty, express or implied;

(ii)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in

Article III and in any closing certificate delivered pursuant to Section 7.2(c), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.

(c)    Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company Group, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company Group and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company Group.

ARTICLE V

INTERIM OPERATIONS

5.1    Affirmative Obligations. Except (a) as contemplated by this Agreement (including the activities of the Company pursuant to Section 5.3, Section 6.6 and Section 6.21); (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as prohibited by Section 5.2; (d) as required by applicable Law; (e) for any reasonable actions taken in good faith to respond to the actual effects of COVID-19 or COVID-19 Measures; or (f) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company will, and will cause each of its Subsidiaries to (i) subject to the restrictions and exceptions set forth in Section 5.2 of this Agreement, use commercially reasonable efforts to carry on its business, in all material respects, in the ordinary course of business consistent with past practice; and (ii) use its commercially reasonable efforts to (A) preserve intact its present business, (B) keep available the services of its officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other Persons with which it has significant business dealings; provided that notwithstanding anything in this Section 5.1 to the contrary, no action by or failure to act of any Company Group Member in order to comply with the express requirements of any subsection of Section 5.2 shall in and of itself be deemed a breach of this Section 5.1 or any other subsection of Section 5.2.

5.2    Forbearance Covenants of the Company. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (iii) as required by applicable Law; or (iv) as contemplated by the terms of this Agreement (including the activities of the Company pursuant to Section 5.3, Section 6.6 and Section 6.21), at all times during the Interim Period, the Company will not directly or indirectly, including through any Subsidiary:

(a)    propose to adopt any amendments to or amend the Charter, the Bylaws (other than the amendment of the Bylaws contemplated by Section 3.3(a)) or any other similar organizational document of any Company Group Member other than immaterial amendments to such organizational documents of the Company’s Subsidiaries;

(b)    other than as required pursuant to an Employee Benefit Plan as in existence as of the date of this Agreement, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of restricted stock units, options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any securities of the Company Group, except for the issuance and sale of shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement or granted following the date hereof in accordance with this Section 5.2;

(c)    acquire or redeem, directly or indirectly, or amend any of the securities of the Company Group, except (i) for repurchases, withholdings, or cancellations of securities of the Company Group required pursuant to the terms and conditions of Company Equity Awards outstanding as of the date hereof or granted following the date hereof in accordance with this Section 5.2 or (ii) transactions solely between the Company and any of its direct or indirect wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries;

(d)    other than cash dividends made by any of its wholly-owned Subsidiaries to the Company or another of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into any of its wholly-owned Subsidiaries certain other wholly-owned Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, and to the extent such actions are not expected to result in material adverse tax consequences;

(e)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of itself or any of its Subsidiaries, other than the Transactions; provided, however, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into any of its wholly-owned Subsidiaries certain other wholly-owned Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, and to the extent such actions are not expected to result in material adverse tax consequences;

(f)    (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit issued in the ordinary course of business consistent with past practice, and (B) loans or advances to direct or indirect wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of its direct or indirect wholly-owned Subsidiaries, (iii) make any non-de minimis loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g)    except as may be required by applicable Law or as required pursuant to the terms of any Employee Plan or Non-U.S. Employee Plan existing on the date hereof and set forth on Section 3.16(a) of the Company Disclosure Letter: (i) enter into, adopt, amend, modify, renew or terminate any Employee Plan or any plan, policy, program, agreement, arrangement or Contract that would be an Employee Plan if in existence on the date of this Agreement, (ii) pay any special bonus, remuneration or benefit to any director or to any officer or employee whose annual base cash compensation exceeds $300,000, in each case, that is not required by any plan or arrangement as in effect as of the date hereof, (iii) (A) hire, engage, promote, temporarily layoff, furlough or terminate (other than termination for cause) or (B) accelerate, increase or decrease the compensation, remuneration or benefits of, in each case, any employee or independent contractor whose annual base cash compensation exceeds $300,000, (iv) accelerate the vesting of any Company Equity Award or the funding of any payment or benefit payable or to become payable to any of its directors, officers or employees, or (v) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(h)    forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries or Affiliates;

(i)    make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any of its Employee Benefit Plans or any Employee Benefit Plans of any of its Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Law;

(j)    enter into, amend, negotiate or extend any Labor Agreement or, unless required by Law, recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(k)    acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts existing on the Agreement Date made available to Parent or that are set forth on the Company Disclosure Letter, (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $5,000,000 individually, or $20,000,000 in the aggregate (other than any sale or other disposition of Company Intellectual Property);

(l)    except as required to remain in compliance with applicable Law or GAAP, make any material change in any of its accounting principles or practices;

(m)    make or change any material Tax election, adopt or change any material Tax accounting method, settle or compromise any material Tax liability, file any material amended Tax Return, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), incur any material Tax liability outside of the ordinary course of business, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(n)    enter into any Contract that, if in existence on the date hereof, would be a (x) a Material Contract of the type described in clauses (i), (ii)(A) or (B), (iii), (xi), or (xii) of Section 3.14(a) or (y) Company IP License or a Contract described in clause (iii) or (v) of Section 3.14(a) (the Contracts described in this clause (y), the “Company IP Contracts”), amend in any material respect any such Company IP Contract or such Material Contract, or grant any release, waiver or relinquishment of any material rights under any such Company IP Contract or such Material Contract;

(o)    enter into any Company Material Real Property Lease, or modify, amend or exercise any right to renew any Company Material Real Property Lease;

(p)    fail to maintain or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material Company Intellectual Property used in or held for use in its business, or grant permission to enter into the public domain any material trade secrets included in the Company Intellectual Property;

(q)    grant any exclusive rights with respect to any of the material Company Intellectual Property, or divest any material Company Intellectual Property;

(r)    acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(s)    authorize, incur or commit to incur any capital expenditure(s) that in the aggregate exceeds, in any given fiscal quarter, 125% of the amount set forth in the Capital Expenditure Budget with respect to such fiscal quarter of the Company;

(t)    settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Audited Company Balance Sheet, (ii) covered by existing insurance policies, or (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

(u)    except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(v)    enter into any Contract or other arrangement or understanding that would be required to be disclosed under Item 404(a) of Regulation S-K;

(w)    convene any special meeting of their stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders at the Company Stockholder Meeting other than as expressly permitted or required pursuant to this Agreement;

(x)    enter into or adopt any “poison pill” or similar stockholder rights plan; or

(y)    enter into a Contract to do any of the foregoing, or announce an intention, enter into a formal or informal agreement or otherwise make a commitment to do any of the foregoing.

5.3    No Solicitation.

(a)    Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date hereof and continuing until 11:59 p.m., Pacific time on (x) July 1, 2021 (the “No-Shop Period Start Date”) for any Person or “group” who is not an Excluded Party or (y) in respect of any Excluded Party, ten (10) days after the No-Shop Period Start Date (the “Cut-Off Time”), the Company and its Affiliates and their respective directors, officers, employees, financial advisors, attorneys, accountants, and other representatives and advisors (collectively, “Representatives”) shall have the right to: (i) solicit, initiate, propose, induce, encourage or facilitate the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives), any non-public information relating to the Company Group or afford to any such Third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); provided, however, that (A) the Company will substantially concurrently (and in any event within twenty-four (24) hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Third Person or its Representatives that was not previously provided to Parent or its Representatives and (B) the Company Group shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Third Person who is or who has one or more Affiliates that is a competitor of any Company Group Member in connection with the actions permitted by this Section 5.3(a), except in accordance with customary “clean room” or other similar procedures; (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with respect to an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); and (iv) cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that the Company may grant a limited waiver under any “standstill provision” or similar obligation of any Third Person with respect to any Company Group Member to allow such Third Person to submit or amend an Acquisition Proposal on a confidential basis to the Company Board (or any committee thereof).

(b)    No Solicitation or Negotiation. Subject to the terms of this Section 5.3, from the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors, and will instruct and use reasonable best efforts to cause each of its other Representatives to cease and cause to be terminated any discussions or negotiations with any Third Person and its Representatives relating to any Acquisition Proposal or Acquisition Transaction that are not expressly permitted by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the nine (9)-month period immediately preceding the No-Shop Period Start Date and will (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Third Person or its Representatives; and (B) immediately terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Subject to the terms of Section 5.3(c), from the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries will not, will cause their officers and directors not to, and will use reasonable best efforts to cause their other Representatives not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Person any non-public information relating to the Company Group or afford to any Third Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Third Person with respect to an Acquisition Proposal or Inquiry (other than solely informing such Third Persons of the existence of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”). Notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.3(a) with respect to any Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in this Section 5.3(b) shall not apply with respect thereto, in each case, until the earlier of (A) the Cut-Off Time and (B) the time that such Person ceases to be an Excluded Party in accordance with the definition thereof. From the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law).

(c)    Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives (including the

Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person (or its Representatives) that has made or delivered to the Company a bona fide Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that was did result from the breach of this Section 5.3; provided that, the Company and its Representatives may contact any Third Person in writing (with a request that any response from such Third Person is in writing) with respect to an Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably likely lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(c) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and provided further, that the Company will provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives given such access that was not previously made available to Parent prior to or substantially concurrently with (but in no event later than twenty-four (24) hours after) the time it is provided to such Person.

(d)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the date hereof (or, in the case of clause (i)(C) below, after the later of (x) the No-Shop Period Start Date or (y) the Cut-Off Time (with respect to any Excluded Parties, if applicable)) may the Company Board (or a committee thereof):

(i)    (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent in any material respect (it being understood that it shall be considered a modification adverse to Parent that is material if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer)) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation; (B) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions); or (D) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (D), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the factually accurate public disclosure by the Company of the receipt of an Acquisition Proposal if, and only to the extent, required by applicable Law, (3) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, solely to the extent such determination is not publicly disclosed by the Company or its Representatives, or (4) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e), will constitute a Company Board Recommendation Change; or

(ii)    cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(e)    Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i)    the Company Board (or a committee thereof) may effect a Company Board Recommendation Change of the type described in clauses (A), (C) and (D) of the definition thereof in response to any material event, fact, circumstance, development or occurrence that was (A) not known to, or reasonably foreseeable by, the Company Board as of the date hereof; and (B) does not relate to (a) any Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal); or (b) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:

(1)    the Company has provided prior written notice to Parent at least five (5) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

(2)    prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties to obviate the need to effect a Company Board Recommendation Change, in response to such Intervening Event and (B) taken into account any adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties proposed by Parent and other information provided by Parent in response to the notice described in clause (1) of this Section 5.3(e)(i), in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Pacific time) on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; and

(3)    following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties) shall have determined in good faith that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided that each time material modifications to the Intervening Event occur, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(i)(3) with respect to such new written notice (it being understood that the “Event Notice Period” in respect of such new written notice will be three (3) Business Days).

(ii)    if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company

Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) or (B) unless:

(1)    the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2)    the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3)    (i) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Proposal Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to offer such adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) taken into account any adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties proposed by Parent and other information provided by Parent during the Proposal Notice Period, in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Pacific time) on the last day of the Proposal Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided, however, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be three (3) Business Days);

(4)    following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.3(e)(ii)(3), the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties and any other information provided by Parent) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change or to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and

(5)    in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).

(f)    Notice.

(i)    From the Agreement Date until the first to occur of the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) and the termination of this Agreement pursuant to

Article VIII, the Company shall as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal, including a summary of the material terms and conditions thereof and whether the person making such Acquisition Proposal is a strategic acquirer or a financial sponsor and thereafter the Company must inform Parent promptly (and in any event within twenty-four (24) hours) of any material modifications to the terms and conditions of such Acquisition Proposal, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration; provided, however that the Company shall not be required to disclose the specific identity of the person making such Acquisition Proposal prior to the Cut-Off Time. Immediately after the Cut-Off Time, the Company shall deliver to Parent a written notice setting forth (A) the identity of each Excluded Party and (B) the material terms and conditions of the Acquisition Proposal made by such Excluded Party (including copies of any materials and documents related thereto). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof which prohibits the Company from complying with this Section 5.3(f).

(ii)    From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any Inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals disclosed pursuant to Section 5.3(f)(i), are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Third Person making such Inquiries, offers or proposals, (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (iii); and (iii) copies of any written materials and documents relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.

(g)    Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders as required by applicable Law, regulation or stock exchange rule or listing agreement, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e).

(h)    Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any of its Representatives (acting as such), including any failure of such Representatives to comply with the terms of Section 5.3(b), shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL COVENANTS

6.1    Required Action and Forbearance; Efforts.

(a)    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including subject to Section 6.2), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, when required pursuant to Section 2.3, the Merger, including by using reasonable best efforts to:

(i)    cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii)    (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii)    using commercially reasonable efforts to execute and deliver any Contracts and other instruments, including obtaining any consents under Material Contracts (other than Material Contracts related to Indebtedness), that are reasonably necessary to consummate the Merger, in each case, to the extent requested by Parent.

(b)    No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to Section 6.2), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall, nor shall they cause their respective Subsidiaries to, take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing or otherwise adversely affecting the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c)    No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no Company Group Member will be required to or will agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d)    Antitrust and Investment Screening. This Section 6.1 shall not apply to filings under Antitrust Laws and Investment Screening Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2    Antitrust and Investment Screening Laws.

(a)    Parent and Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary and proper under any applicable Laws to consummate and make effective the Merger as promptly as practicable and in any event prior to the Termination Date, including (i) preparing and filing all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any Governmental Authority, and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger. In connection with the foregoing, each of Parent and the Company and their respective Subsidiaries shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the Agreement Date; and (ii) as promptly as practicable after the date hereof make all other notices, filings or applications required under any other Antitrust Laws or applicable Investment Screening Laws. Neither Parent, the Company, nor their respective Affiliates will withdraw any such notices, reports, filings or applications (including its Notification and Report Form under the HSR Act) without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, or delayed.

(b)    Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, (i) promptly furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any governmental filings, submissions or other documents, including any follow-up request for information in respect of any government filing, submission or other document, subject to the limitations herein; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the Merger. Subject to the limitations herein, each of Parent and Company shall permit the other to review (to the extent not prohibited by applicable Law or by the applicable Governmental Authority) and discuss in advance, and consider in good faith the views, and secure the participation, of the other Party in connection with any such filing, submission, document or substantive communication (but not including routine communications); and (iii) to the extent not prohibited by applicable Law or by the applicable Governmental Authority, furnish to the other copies of all filings, submissions, correspondence and communications with any Governmental Authority. In exercising the foregoing rights, each of the Parties shall act reasonably and as promptly as practicable; provided that materials may be redacted (x) to remove references concerning the valuation of Company; (y) as necessary to comply with contractual arrangements or applicable Laws; and (z) as necessary to address reasonable attorney-client or other privilege concerns. Each Party may also, as it deems advisable or necessary, reasonably designate material provided to the other Party as “Outside Counsel Only Material.” Each of Parent and the Company shall cooperate in providing an appropriate response to any inquiry from a Governmental Authority including informing the other Party as soon as practicable of any such investigation or inquiry, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority. In addition, each of the Parties will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority in connection with the Transactions and to the extent not prohibited by applicable Law or by the applicable Governmental Authority, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority in connection with the Transactions without offering the other Party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one Party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such Party apprised with respect thereto.

(c)    Without limiting the generality of paragraph (a), Parent shall, and shall cause its Subsidiaries to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, competition authorities of any other nation or other jurisdiction or any other Governmental Authority or Person may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or Person with respect to the Transactions, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries (including the Surviving Corporation) and (y) otherwise taking or committing to take any actions that after the Effective Time would limit the freedom of Parent or its Subsidiaries (including the Surviving Corporation) with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding that would otherwise have the effect of preventing the Closing; provided, however, that neither the Company nor any of its Subsidiaries shall become subject to, or be required to consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs.

6.3    Proxy Statement and Other Required SEC Filings.

(a)    Proxy Statement. Promptly (but in no event later than the No-Shop Period Start Date (or, if applicable, the Cut-Off Time)) following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement relating to the Company Stockholder Meeting (as amended or supplemented, the “Proxy Statement”). Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement.

(b)    Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)    Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the

Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)    Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting or any such filing, any information relating to the Company Group, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(e)    Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f)    Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(g)    Dissemination of Proxy Statement. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement (the “SEC Clearance Date”); provided, that the Company shall not be required to disseminate the Proxy Statement to the Company Stockholders prior to the No-Shop Period Start Date (or, if applicable, the Cut-Off Time).

6.4    Company Stockholder Meeting.

(a)    Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement and will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of the NYSE to establish a record date for (and the Company will consult with Parent with respect to such record date and will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company Stockholders; provided that the Company Stockholder Meeting shall not be held later than forty-five (45) days after the SEC Clearance Date. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b)    Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company may (and if requested by Parent on no more than two (2) occasions, shall for a reasonable period of time not to exceed ten (10) Business Days in the aggregate) postpone or adjourn the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

6.5    Financing.

(a)    Each of Parent and Merger Sub shall, and shall cause their respective Subsidiaries and the Guarantors to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms (including the market “flex” provisions) set forth in the Financing Letters (or on other terms and conditions that are acceptable to parent, subject to the Prohibited Financing Modifications), including using reasonable best efforts to (i) maintain (and cause each Guarantor to maintain) in effect and comply with the Financing Letters and, to the extent entered into prior to the Closing, the definitive agreements relating to the Financing in a timely and diligent manner (subject to Parent’s or Merger Sub’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Financing Letters in accordance herewith), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (including the market “flex” provisions) and subject to those conditions set forth in the Debt Commitment Letter (or on other terms and conditions that are acceptable to Parent, subject to the Prohibited Financing Modifications), (iii) satisfy on a timely basis (taking into account the anticipated timing of the Closing and the Marketing Period) (or obtain a waiver of) all conditions applicable to (and within control of) Parent and Merger Sub in the Financing Letters and, to the extent entered into prior to the Closing, the definitive agreements relating to the Financing (including by consummating the Equity Financing at or immediately prior to the Closing on the terms and subject to the conditions set forth in the Equity Commitment Letters), (iv) upon the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, consummate the Financing and cause the Financing Sources, each Guarantor and the other Persons committing to fund the Financing to fund the Financing at the Closing, and (v) enforce its rights under the Financing Letters. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.5 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (x) seek the Equity Financing from any source other than the Guarantors, or in any amount in excess of that contemplated by the Equity Commitment Letters, or (y) incur or pay any fees to obtain a waiver of any term of the Debt Commitment Letter or pay any material fees that are, in the aggregate, in excess of those contemplated by the Equity Commitment Letters or the Debt Commitment Letter (including any market “flex” provisions contained therein).

(b)    Prior to the Closing Date, Parent and Merger Sub shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), (x) agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Equity Commitment Letters or (y) subject to the last sentence of this paragraph, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter or the Redacted Fee Letter if, in the case of this clause (y), such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Debt Commitment Letter on the date of this Agreement unless the amount of the Debt Financing or Equity Financing is increased by a corresponding amount) such that the Parent or Merger Sub, as applicable, would not have sufficient available funds necessary to pay the Required Amounts, (B) impose new or additional conditions precedent to the availability of the Debt Financing or expand or amend or modify any of the existing conditions precedent to the Debt Financing, in each case, in a manner that would reasonably be expected to make the funding of the Debt Financing less likely to occur or prevent or materially hinder or delay the Closing, (C) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Debt Commitment Letter, in each case, in a manner that would reasonably be expected to make the funding of the Debt Financing less likely to occur or prevent or materially hinder or delay the Closing or (D) otherwise reasonably be expected to prevent or materially hinder or delay the Closing (the foregoing clauses (A) through (D), collectively, the “Prohibited Financing Modifications”). Notwithstanding the foregoing, any amendment, supplement or modification to effectuate any “market flex” terms contained in the Debt Commitment Letter and/or Redacted Fee Letter provided as of the date hereof or to add or replace lenders, lead arrangers, bookrunners, syndication agents or other similar entities (or titles with respect to such entities) thereto shall be permitted and shall not require written consent of the Company. Parent shall promptly deliver to the Company copies of any written amendment, modification, supplement, consent or waiver to or under any Financing Letter promptly upon execution thereof.

(c)    Parent shall, upon Company’s reasonable request, keep the Company informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and, upon Company’s reasonable request, provide to the Company complete, correct and executed copies of the material definitive documents for the Debt Financing. Parent and Merger Sub shall give the Company prompt written notice of (i) any material breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters of which Parent or Merger Sub becomes aware, (ii) the receipt by Parent or Merger Sub of any written notice or other written communication from any Financing Source with respect to any actual or alleged (in writing) material breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters of any provisions of the Financing Letters and (iii) the occurrence of an event or development that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing necessary to fund the Required Amount on the Closing Date. Additionally, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence, subject to applicable legal privilege or confidentiality obligations.

(d)    Without limiting Parent or Merger Sub’s obligations hereunder, if all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Debt Commitment Letter and such portion is necessary to fund the Required Amount, Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain, as promptly as practicable prior to the termination date, alternative debt financing from the same or alternative sources in an amount sufficient, together with the remaining available Financing, to fund the Required Amount and with terms and conditions (including market “flex” provisions) not less favorable to Parent and Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter (“Alternative Debt Financing”). Parent shall deliver to the Company forthwith if it obtains the same true and complete executed copies of any commitment letters (including related fee letters) with respect to any Alternative Debt Financing (which fee letters may be redacted in a fashion consistent with the Redacted Fee Letter).

(e)    For purposes of this Agreement, references to (x) the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any Alternative Debt Financing, (y) the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any commitment letter or other binding documentation with respect to any Alternative Debt Financing and (z) “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any Alternative Debt Financing.

(f)    For the avoidance of doubt, compliance by Parent and Merger Sub with this Section 6.5 shall not relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available. The Parties acknowledge and agree that all obligations of Parent relating to its efforts to obtain the Financing shall be governed exclusively by this Section 6.5.

6.6    Cooperation With Debt Financing.

(a)    Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to and its and their respective Representatives to, use reasonable best efforts to provide to Parent and Merger Sub, in each case at Parent’s sole cost and expense, such reasonable cooperation as is reasonably requested by Parent in connection with the arrangement of the Debt Financing, including:

(i)    (x) furnishing Parent and Merger Sub (and Parent and Merger Sub may then furnish to applicable Financing Sources) as promptly as practicable following the Agreement Date with the Required Financial Information and (y) using reasonable best efforts to furnish any other information related to the Company Group customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum and other marketing materials used in financings of the type contemplated by the Debt Financing;

(ii)    using reasonable best efforts to assist in the preparation for and to participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for the Debt Financing), presentations and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed (it being understood that any such meeting may take place via videoconference or web conference), and using reasonable best efforts to assist Parent in obtaining ratings in connection with the Debt Financing;

(iii)    using reasonable best efforts to provide assistance with the preparation by Parent and the Financing Commitment Sources of materials for rating agency presentations, private placement memoranda and other customary marketing materials required in connection with the Debt Financing, including the execution and delivery of customary representation letters in connection with the bank confidential information memorandum;

(iv)    using reasonable best efforts to cooperate reasonably with the Financing Sources’ due diligence, to the extent customary and reasonably requested;

(v)    using reasonable best efforts to assist Parent in connection with Parent’s preparation of pro forma financial statements of the Company and its Subsidiaries of the type necessary or reasonably requested by the Financing Sources to be included in any bank information memoranda or other customary marketing materials, including by providing such financial and other pertinent information regarding the Company and its Subsidiaries and their respective businesses; provided that neither the Company nor any of its Subsidiaries or Representatives shall be required to provide any information or assistance relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses relating to such debt and equity capitalization, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;

(vi)    (A) using reasonable best efforts to assist in the preparation, execution and delivery of definitive financing documents, including any credit agreement, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and closing documents and back-up therefor and for legal opinions in connection with the Debt Financing (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of the Company (in the form attached as Annex I to Exhibit D to the Debt Commitment Letter)) and other customary documents as may reasonably be requested by Parent or the Financing Sources and (B) facilitating the pledge of, grant of security interests in and obtain perfection of any liens on collateral in connection with the Debt Financing; provided, that, except in the case of customary authorization letters as contemplated by Section 6.6(a)(iii), (I) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date and (II) the effectiveness thereof shall be conditioned upon, or become operative as of or after, the occurrence of the Closing;

(vii)    at the reasonable request of Parent, and subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), using reasonable best efforts to (A) file a Form 8-K with the SEC and (y) post on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means, disclosing information identified by Parent relating to the Company for purposes of permitting such information to be included in any bank information memoranda or other customary marketing materials to be provided to potential Financing Sources who do not wish to receive material nonpublic information with respect to any of the Company, its Subsidiaries or any of their respective securities;

(viii)    providing all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or Merger Sub to the extent set forth in paragraph 7 of Exhibit D to the Debt Commitment Letter as in effect on the date hereof with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001, as amended from time to time) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time), in each case, at least four (4) Business Days prior to the Closing Date to the extent requested in writing at least nine (9) Business Days prior to the Closing Date; and

(ix)    subject to clause (E)(x) below, using reasonable best efforts to take all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any Financing Sources to permit the consummation of the Debt Financing; provided that no such actions shall be required to be effective prior to the Closing;

provided that:

(A)    in no event shall the Company or any of its Subsidiaries be required to provide any such cooperation to the extent it interferes unreasonably with the ongoing operations of the Company and its Subsidiaries;

(B)    no obligation of the Company or any of its Subsidiaries or any of their respective Representatives on account of the Debt Financing shall be effective until the Closing Date (excluding in connection with any authorization letters referred to in clause (iii) above);

(C)    in no event shall the Company or any of its Subsidiaries be required to pay any commitment or other fee, enter into any definitive agreement (excluding in connection with any authorization letters referred to in clause (iii) above) or agree to provide any indemnity (that is not being indemnified pursuant to the Reimbursement Obligations) in connection with the Financing that is effective, prior to the Closing Date;

(D)    nothing in this Section 6.6 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any applicable

Laws or result in, prior to the Closing Date, the contravention of any Material Contract to which the Company or its Subsidiaries is a party;

(E)    neither the Company or its Subsidiaries nor any Persons who is a director, officer or employee of the Company or its Subsidiaries shall be required to (x) pass resolutions or consents (except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) or (y) execute any document (excluding the authorization letter referred to in clause (iii) above) or Contract prior to the occurrence of the Closing in connection with the Debt Financing;

(F)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to disclose or provide any information in connection with the Financing, the disclosure of which, in the judgement of the Company, is subject to attorney-client privilege or could result in the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation; provided that the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality;

(G)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to prepare or deliver any pro forma financial information or projections (without waiver of the obligations of the Company set forth in clause (v) above);

(H)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to deliver any legal opinion in connection with the Debt Financing;

(I)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would cause the Company or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement; and

(J)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that could reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur personal liability.

Parent shall, in the event the Closing shall not occur, (x) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable and documented attorneys’ fees and (B) reasonable and documented fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.6(a) (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements); and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under this Section 6.6) and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of (I) the fraud, bad faith, gross negligence or willful misconduct of, or a material breach of this Agreement by, the Company, any of its Subsidiaries or any of their respective Representatives or (II) information provided by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives (collectively, the “Reimbursement Obligations”).

(b)    The Company hereby consents to the use of its logos solely in connection with the Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely (i) in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill, (ii) in connection with a description of the Company, its business and products or the Merger and (iii) in a manner that will comply with the Company’s usage requirements to the extent made available to Parent prior to the date of this Agreement.

(c)    Parent and Merger Sub acknowledge and agree that (i) the obtaining of the Financing, or any Alternative Debt Financing, is not a condition to Closing and (ii) a breach of this Section 6.6 will only constitute a material breach of the Company for purposes of Section 7.2 if (x) Parent has provided the Company with notice in writing of such breach (with reasonable specificity as to the basis for any such breach) and the Company has failed to cure such breach in a timely manner and (y) such breach is a proximate cause of the Debt Financing not being consummated.

6.7    Anti-Takeover Laws. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Voting and Support Agreement, the Merger or the Transactions or the Voting and Support Agreement; and (b) if any Takeover Statute becomes applicable to this Agreement, the Voting and Support Agreement, the Merger or the Transactions or the Voting and Support Agreement, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8    Access. At all times during the Interim Period, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law (including COVID-19 Measures) requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which any Company Group Member is a party or otherwise bound would violate or cause a material default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; (e) access would, in light of COVID-19 or COVID-19 Measures, jeopardize the health and safety of any officer or employee of the Company Group; or (f) relates to the activities of the Company pursuant to Section 5.3(a), except to the extent required to be provided pursuant to Section 5.3(f); provided that, any of clauses (a) through (e), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (a) through (e). Nothing in this Section 6.8 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals or opinions that places an undue burden on the personnel of the Company Group. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group (including the activities of the Company pursuant to Section 5.3(a)). Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreements will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8.

6.9    Section 16(b) Exemption. During the Interim Period, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10    Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)    From and after the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted by applicable Laws, as now or hereafter in effect: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Effective Time will be, serving as a director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of any Company Group Member (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, judgments, fines, penalties, amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) and out-of-pocket attorneys’ fees and all other out-of-pocket costs relating to or resulting from such D&O Claim. In addition, from and after the Effective Time, each of the Surviving Corporation and Parent shall advance costs and expenses (including attorneys’ fees) as incurred by any Covered Person in connection with any D&O Claim promptly (and in any event within ten (10) days) after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Covered Person wishing to claim indemnification under this Section 6.10, upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify Parent thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation or Parent under this Section 6.10(a), except to the extent such failure to notify materially prejudices the Surviving Corporation or Parent. In the event of any such D&O Claim, Parent and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such D&O Claim. All rights to the indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.

(b)    For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date hereof in the Charter and the Bylaws. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.10(b) shall continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the indemnification Contracts, if any, in existence on the Agreement Date with any of the Covered Persons shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c)    At the Company’s option and expense (after prior consultation with Parent), or if Parent requests, prior to the Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company Group’s existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company Group for such insurance (such amount being the “Maximum Premium”). If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the Surviving Corporation may obtain such a tail policy; provided, however, that the premium for such tail policy shall not exceed the Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, the Surviving Corporation or the Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

(d)    In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.10.

(e)    The obligations under this Section 6.10 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.10(e). In the event of any breach by the Surviving Corporation or Parent of this Section 6.10(e), the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.10(e) as such fees are incurred, upon the written request of such Covered Person.

6.11    Employee Matters.

(a)    From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Employee Plans in accordance with their terms as in effect immediately before the Effective Time. For a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (or, if sooner, on the date of termination of employment of the relevant Continuing Employee), Parent shall provide, or cause to be provided, to each Continuing Employee, (i) base salary and base wages, short-term cash incentive compensation opportunities, commission opportunities, severance payments and severance benefits, each on a basis no less favorable than that in effect immediately prior to the Effective Time, and (ii) employee benefits (excluding, unless otherwise required by applicable Law, equity or equity-based, long-term incentives, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation, the “Excluded Benefits”) that are substantially comparable in the aggregate to the employee benefits (excluding the Excluded Benefits) provided to such Continuing Employees immediately prior to the Effective Time pursuant to the Employee Benefit Plans.

(b)    Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the analogous health and welfare benefits plans of the Company immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 6.11 or elsewhere in this Agreement shall limit the right of Parent, its Affiliates or the Surviving Corporation to amend, modify or terminate, in accordance with its terms, any benefit or compensation plan, policy, program, agreement, Contract or arrangement at any time assumed, established, sponsored or maintained by any of them, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan in the plan year in which the Effective Time occurs, then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or a Subsidiary’s) health and welfare benefit plans to the extent that coverage under such plans is replacing analogous coverage under an Employee Benefit Plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant under any benefit plan of Parent or Subsidiary of Parent and/or the Surviving Corporation (excluding any plan, program, policy, agreement or arrangement that provides any Excluded Benefit), then Parent shall ensure that such benefit plan shall, for purposes of eligibility to participate and vesting, credit Continuing Employees for their years of service recognized by the Company Group prior to the Effective Time with the Company Group or their respective predecessors; provided that, no credit for any service will be required that would result in duplication of benefits and such credit shall only be given to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of a Company Group Member. Nothing in this Section 6.11 or elsewhere in this Agreement shall be construed to create a right in any Person to employment, engagement or service or any right to continued employment, engagement or service with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

(c)    With respect to any group medical plan maintained by Parent or its Subsidiaries in which the Continuing Employees participate following the Effective Time and in the plan year in which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation and any of its Subsidiaries to use commercially reasonable efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements under any such group health plans to the same extent waived or satisfied under any corresponding Employee Benefit Plan of a Company Group Member in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations under such group health plans in the plan year in which the Effective Time occurs, to amounts paid by such Continuing Employees during the portion of the year prior to the Effective Time under the Employee Benefit Plans maintained by a Company Group Member.

(d)    The provisions of this Section 6.11 are solely for the benefit of the Parties, and no provision of this Section 6.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Employee Benefit Plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith or any other Person (other than the Parties) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

(e)    Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law.

6.12    Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13    Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will be a joint press release reasonably acceptable to Parent and the Company. At all times during the Interim Period, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the Transactions, except that (x) Parent and the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) solely to the extent related to a Superior Proposal or Company Board Recommendation Change and (y) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.

6.14    Transaction Litigation. At all times during the Interim Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Section 6.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding related to Dissenting Company Shares will be governed by Section  2.7(c).

6.15    Stock Exchange Delisting; Deregistration. At all times during the Interim Period, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16    Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.17    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

6.18    No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.19    No Employment Discussions. Except as approved by the Company Board, at all times after the date of this Agreement until the Requisite Stockholder Approval has been obtained, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements, agreements or other understandings with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; or (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

6.20    Treatment of Certain Indebtedness. Prior to the Effective Time, the Company shall (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the Credit Agreement (which notices may be conditioned upon the consummation of the Closing and other transactions contemplated hereunder (including the Debt Financing)) within the time periods required by the Credit Agreement; (b) take all other actions required to facilitate the repayment of the accrued Obligations (as defined in the Credit Agreement) with respect to and termination of the commitments under the Credit Agreement and the release of any Liens (including any Liens granted against the Company Registered Intellectual Property) and termination of all guarantees granted in connection therewith, in each case on the Closing Date subject to the delivery of funds arranged by Parent and the occurrence of the Effective Time (the “Credit Agreement Termination”) and (c) use reasonable best efforts to obtain a customary executed pay-off letter (the “Pay-Off Letter”) from the Administrative Agent in respect of the Credit Agreement at least one (1) Business Day prior to Closing and use reasonable best efforts to obtain and furnish Parent with a draft of such pay-off letter not fewer than five (5) Business Days prior to the contemplated Effective Time. Notwithstanding anything to the contrary herein, (x) in no event shall this Section 6.20 require the Company or any of its Subsidiaries to cause any Credit Agreement Termination unless the Closing shall have occurred and (y) Parent shall provide, or cause to be provided, all funds required to effect any Credit Agreement Termination.

6.21    Cash and Marketable Securities. At the reasonable request of Parent, the Company and its Subsidiaries shall use commercially reasonable efforts to sell the securities set forth on Section 6.21 of the Company Disclosure Letter and any similar securities then owned by the Company and its Subsidiaries reasonably proximate to the Closing Date so as to permit the net proceeds of such sale to be used by or at the direction of the Parent as a potential partial source for the payments contemplated by this Agreement, including the payment of expenses in connection with the transactions contemplated by this Agreement or payments in respect of Company Equity Awards under Article II; provided, that Parent shall, or shall cause the Guarantors to, in the event the Closing shall not occur, promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the sales contemplated by this Section 6.21 (the “Sale Reimbursement Obligations”, together with the Reimbursement Obligations, the “Parent Reimbursement Obligations”).

6.22    Tender Offer. At any time after the later of the No-Shop Period Start Date and the Cut-Off Time (if applicable), upon written request by Parent and subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed), the Parties agree to cooperate and work in good faith to effectuate the transactions contemplated by this Agreement by means of a tender offer for all of the outstanding shares of Company Common Stock for the Per Share Price (including effecting the Merger pursuant to Section 251(h) of the DGCL) and to make such reasonable and customary amendments to this Agreement as the Parties mutually agree are necessary to reflect such structure; provided that (i) such tender offer structure shall not delay the Closing and (ii) the inability to make or complete such a tender offer shall not relieve the obligations of Parent or Merger Sub to consummate the Merger as required under this Agreement.

6.23    Share Repurchase Program. Without limiting or amending Section 5.2(c) in any respect, promptly (and in any event within two (2) Business Days) after the date hereof, the Company shall suspend any and all share repurchase programs or other programs with respect to the acquisition of the securities of the Company or its Subsidiaries by the Company or its Subsidiaries and the Company and its Subsidiaries shall not engage in any such programs prior to the termination of this Agreement pursuant to Article VIII.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions:

(a)    Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)    HSR Act and Other Antitrust Laws; Investment Screening Laws. The applicable waiting period under the HSR Act shall have expired or been terminated and other approvals, clearances or expirations of waiting periods under other Antitrust Laws as set forth in Section 4.3(b) of the Parent Disclosure Letter and under Required Investment Screening Laws shall have been obtained or deemed obtained as a result of the expiry of applicable waiting periods (collectively, the “Required Approvals”).

(c)    No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger (a “Legal Restraint”) will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger; provided, that with respect to any Legal Restraint arising under any Antitrust Law or Investment Screening Law, it shall only be deemed to apply for purposes of this Section 7.1(c) with respect to any jurisdiction where there is a Required Approval.

7.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)    Representations and Warranties.

(i)    Other than the representations and warranties listed in clauses (ii), (iii) and (iv) in this Section 7.2(a), the representations and warranties of the Company set forth in Article III will be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(ii)    the representations and warranties set forth in Sections 3.1, Section 3.2, clause (i) of Section 3.3(a) and Section 3.24 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

(iii)    the representations and warranties set forth in Section 3.10(b)(i) will be true and correct in all respects of the Closing Date; and

(iv)    the representations and warranties set forth in Section 3.5(a), Section 3.5(c), Section 3.5(d) and Section 3.5(e) will be true and correct as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $20,000,000.

(b)    Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the applicable date.

(c)    Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

7.3    Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)    Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination. This Agreement may be validly terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)    at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b)    by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (ii) any statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order in accordance with Sections 6.1 and 6.2; provided, further, neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.1(b) unless it is in material compliance with its obligations under Sections 6.1 and 6.2;

(c)    by either Parent or the Company, at any time on or after 11:59 p.m., Pacific time, on March 1, 2022 (the “Termination Date”), whether prior to or after the receipt of the Requisite Stockholder Approval, unless the Effective Time has occurred prior to such time; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has perfected its right to terminate this Agreement pursuant to Section 8.1(i); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d)    by either Parent or the Company, at any time prior to the Effective Time, if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e)    by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied, except that if such breach is capable of being cured, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (i) such breach has been cured within the Company Breach Notice Period or (ii) the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g);

(f)    by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g)    by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if (i) such breach has been cured within the Parent Breach Notice Period or (ii) Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e);

(h)    by the Company, at any time prior to receiving the Requisite Stockholder Approval, if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in accordance with Section 5.3; (iii) the Company has complied in all material respects with its obligations under Section 5.3 with respect to such Superior Proposal; and (iv) substantially concurrently with (but no later than the date of) such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b); or

(i)    by the Company, at any time prior to the Effective Time, if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been, and continue to be, satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by Law, waived; (B) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 2.3; (C) the Company has irrevocably notified Parent in writing that, if Parent performs its obligations hereunder and the Equity Financing contemplated by the Equity Commitment Letters and the Debt Financing (if any) is funded, the Company stands ready, willing and able to consummate, and will consummate, the Merger; (D) the Company shall have given Parent written notice at least five (5) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (E) the Merger shall not have been consummated by the end of such five (5) Business Day period.

8.2    Manner and Notice of Termination; Effect of Termination.

(a)    Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b)    Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party (including, with respect to Parent and Merger Sub, any Non-Recourse Parent Party)) to the other Parties, as applicable, except that Section 6.13, this Section 8.2, Section 8.3 and Article IX (other than Section 9.8(b)) will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(f), nothing in this Agreement will relieve the Company from any liability for any intentional fraud or Willful Breach of this Agreement prior to its termination. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the Merger or any Debt Financing (including for any Willful Breach). In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreements or the

Guaranties, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3    Fees and Expenses.

(a)    General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except to the extent otherwise provided in Section 2.10(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b)    Company Payments.

(i)    If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) at a time when the Requisite Stockholder Approval has not been obtained and the conditions set forth in Section 7.1(b) or Section 7.1(c) (to the extent due to an injunction relating to Antitrust Laws that constitute Required Approvals or Required Investment Screening Laws) have not been satisfied (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the limitations set forth in Section 8.1(c)(i) or Section 8.1(c)(ii)) or Section 8.1(d) or (y) by Parent pursuant to Section 8.1(e) (each, an “Applicable Termination”); (B) following the execution and delivery of this Agreement and prior to an Applicable Termination, an Acquisition Proposal has been publicly announced or disclosed (and, solely with respect to a termination pursuant to Section 8.1(d), such Acquisition Proposal has not been publicly withdrawn or otherwise publicly abandoned at least five (5) Business Days prior to the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger); and (C) within twelve (12) months following such Applicable Termination, an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will substantially concurrently with the earlier of the execution of such definitive agreement and the consummation of such Acquisition Transaction, pay to Parent (or its designee(s)) an amount equal to $171,734,000.00 (the “Company Termination Fee”), in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time. For purposes of this Section 8.3(b)(i), all references to “20%” and “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)    If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay to Parent the Company Termination Fee.

(iii)    If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or substantially concurrently with (but no later than the date of) such termination pay to Parent the Company Termination Fee; provided, that if the Company terminates this Agreement pursuant to Section 8.1(h) and enters into an Alternative Acquisition Agreement prior to the No-Shop Period Start Date or, with respect to an Excluded Party, prior to the Cut-Off Time, in either case, with respect to a Superior Proposal, then the “Company Termination Fee” shall mean an amount equal to $92,472,000.00.

(c)    Parent Payment. If this Agreement is validly terminated pursuant to Section 8.1(g) or Section 8.1(i) or Parent shall terminate this Agreement pursuant to Section 8.1(c) and at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(g) or Section 8.1(i), then Parent must promptly (and in any event within five (5) Business Days) following such termination pay to the Company $290,626,000.00 in cash (the “Parent Termination Fee”) in accordance with the payment instructions which have been provided to Parent by the Company as of the Agreement Date, or as further updated by written notice by the Company from time to time.

(d)    Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee, or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)    Integral; Payments. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, subject to the terms and conditions of the Guaranties, if either Party fails to promptly pay any amount due pursuant to Section 8.3 and, in order to obtain such payment, the payee Party commences a Legal Proceeding that results in a judgment against the payor Party for the amount set forth in Section 8.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding; provided, however, that in no event shall either party be obligated to pay more than $5,000,000 under this Section 8.3(e).

(f)    Sole and Exclusive Remedy.

(i)    If this Agreement is terminated pursuant to Section 8.1, the Company’s receipt of the Parent Termination Fee (if payable), the Parent Reimbursement Obligations and any amounts payable pursuant to Section 8.3(e), in each case subject to the terms and conditions of the Guaranties, will be the sole and exclusive remedies of the Company and the Company Related Parties against the Parent Related Parties for money damages in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Other than the Parent Termination Fee, the Parent Reimbursement Obligations and any amounts payable pursuant to Section 8.3(e), in each case subject to the terms and conditions of the Guaranties, none of the Parent Related Parties will have any further liability or obligation to any of (A) the Company and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination. The Company’s receipt of the Parent Termination Fee, the Parent Reimbursement Obligations and any amounts payable pursuant to Section 8.3(e) will be the only monetary damages the Company and its Affiliates may recover from the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreements and Section 8.3(e), as applicable). Notwithstanding the foregoing, this Section 8.3(f)(i) will not limit the rights of the Company under Section 9.8(a) or relieve Parent, Merger Sub or any Guarantor from liability for any breaches of the Confidentiality Agreements. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Termination Fee plus the Parent Reimbursement Obligations plus any amounts payable pursuant to Section 8.3(e) (subject to the terms and conditions of the Guaranties) against (A) Parent, Merger Sub or any Guarantor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, Merger Sub or any Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and each Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, other than the Parent Termination Fee, the Parent Reimbursement Obligations and any amounts payable pursuant to Section 8.3(e) (subject to the terms and conditions of the Guaranties) when payable hereunder against the Parent Related Parties for, or with respect to, this Agreement, the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that the foregoing shall not preclude any liability of the Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing, nor limit the Company, Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to the definitive agreements relating to the Debt Financing.

(ii)    If this Agreement is terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee (if payable) and any amounts payable pursuant to Section 8.3(e) will be the sole and exclusive remedies of Parent, Merger Sub, the Guarantors and the Parent Related Parties against the Company Related Parties for money damages in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Other than the Company Termination Fee and any amounts payable pursuant to Section 8.3(e), none of the Company Related Parties will have any further liability or obligation to any of Parent, Merger Sub, any Guarantor, or the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination. Parent’s receipt of the Company Termination Fee and any amounts payable pursuant to Section 8.3(e) will be the only monetary damages Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreements and Section 8.3(e), as applicable); and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreements and Section 8.3(e), as applicable). Notwithstanding the foregoing, this Section 8.3(f)(ii) will not limit the rights of Parent and Merger Sub under Section 9.8(a) or relieve the Company Group from liability (1) for any intentional fraud or Willful Breach of this Agreement or (2) for any breaches of the Confidentiality Agreements.

(iii)    Each of the parties hereto acknowledges that the Company Termination Fee and the Parent Termination Fee, do not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(g)    Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(a), except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(a) (and, if the Company elects, doing so concurrently with seeking monetary damages and/or payment of the Parent Termination Fee), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(a), on the one hand, and payment of the Parent Termination Fee as and when due, pursuant to this Section 8.3, on the other hand.

8.4    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 8.3(f), Section 8.6, Section 9.6, Section 9.8(b), Section 9.10(b), Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent an amendment, a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Financing Sources set forth in Section 8.3(f), Section 8.6, Section 9.6, Section 9.8(b), Section 9.10(b), Section 9.11 or this Section 8.4) may not be amended, modified or altered in a manner materially adverse to any Financing Source without the prior written consent of the Financing Commitment Sources.

8.5    Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6    No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Subsidiaries relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Subsidiaries will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided that nothing in this Section 8.6 shall limit the rights of the Company and its Subsidiaries from and after the Effective Time under any debt commitment letter or the definitive agreements for the Debt Financing executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)    if to Parent or Merger Sub to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:    Stephen Shapiro; Harsh Agarwal

Email:    sshapiro@cdr-inc.com; hagarwal@cdr-inc.com

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention:    General Counsel

Email:    david.sorkin@kkr.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP,

300 N. LaSalle Street

Chicago, IL 60654

Attention:    Richard J. Campbell, P.C.; Tushin Shah

Email:    richard.campbell@kirkland.com; tushin.shah@kirkland.com

Kirkland & Ellis LLP,

601 Lexington Avenue

New York, NY 10022

Attention:    Leo Greenberg, P.C.; David Klein, P.C.; Chelsea Darnell

Email:    lgreenberg@kirkland.com; dklein@kirkland.com;

chelsea.darnell@kirkland.com

(b)    if to the Company (prior to the Effective Time) to:

Cloudera, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

Attention: General Counsel

Email: dhoward@cloudera.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:    Tad J. Freese; Mark M. Bekheit

Email:    tad.freese@lw.com; mark.bekheit@lw.com

Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five

(5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) to any of their respective Affiliates; or (b) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or any Guarantor pursuant to the Guaranty; or (ii) impede or delay the consummation of the Merger. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4    Confidentiality. Parent, Merger Sub and the Company hereby acknowledge and agree that the Confidentiality Agreements will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreements. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreements as if they were parties thereto.

9.5    Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreements, the Company Disclosure Letter, the Voting and Support Agreement, the Guaranties and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and all common law duties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreements will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreements expires in accordance with its terms or is validly terminated by the parties thereto.

9.6    Third-Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and the Company Equity Awards to receive the Per Share Price set forth in Article I. The provisions of Section 8.3(f), Section 8.4, Section 8.6, Section 9.8(b), Section 9.10(b), Section 9.11, Section 9.17 and this Section 9.6 will, subject to the rights of the Financing Commitment Sources set forth in the last sentence of Section 8.4, inure to the benefit of the Financing Sources, and each of their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns). Section 8.3(f) will inure to the benefit of the Parent Related Parties and the Company Related Parties.

9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8    Remedies.

(a)    Remedies Cumulative. Except as otherwise provided herein, and subject to the terms and conditions set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    Specific Performance.

(i)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not timely perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to the last two (2) sentences of this Section 9.8(b)(i), (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that, subject to the limitations in the next two (2) sentences of this Section 9.8(b)(i), the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Financing to be funded (including to cause Parent to enforce the obligations of the Guarantors under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and herein. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall be entitled to seek the remedy of specific performance of this Agreement against any Financing Source. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund a portion of the Required Amounts (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) and the Closing is required to occur pursuant to Section 2.3, (ii) the Debt Financing has been funded in accordance with the terms and conditions thereof or will be funded in full at the Closing in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded and (iii) the Company has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement.

(ii)    Subject to Section 9.8(b)(i), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9    Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

9.10    Consent to Jurisdiction.

(a)    General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions and the Guaranties, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guaranties or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guaranties or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guaranties or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b)    Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary but subject to Section 8.6, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Commitment Letter, the Debt Financing or the performance of services thereunder or related thereto will be brought in and subject to the exclusive jurisdiction of the Supreme Court of the State of New York, county of New York sitting in the Borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) except as specifically set forth in the Debt Commitment Letter, any such Legal Proceeding will be governed by, construed in accordance with and enforced under the laws of the State of New York.

9.11    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE GUARANTIES, THE EQUITY COMMITMENT LETTERS, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES IN CONNECTION WITH THE FINANCING DESCRIBED IN THIS AGREEMENT). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14    No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.15    Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

9.16    Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole contractual benefit of such parties. Such representations and warranties may be made as of specific dates, only for purposes of the Agreement and for the benefit of the Parties. Such representations and warranties are subject to important exceptions and limitations agreed upon by the parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities laws or under other contracts. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. Any information concerning the subject matter of such representations and warranties may have changed, and may continue to change, since the Agreement Date, and such subsequent information may or may not be fully reflected in the Company’s public reports. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of contractual risks associated with particular matters regardless of the knowledge of any of such parties. Any filing of this Agreement with the SEC or otherwise is only to provide investors with information regarding its terms and conditions and not to provide any other factual information regarding the Company or its business. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement or any description thereof as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date. The information in this Agreement should be considered together with the Company’s public reports filed with the SEC.

9.17    Non-Recourse Parent Parties. In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letters, which excludes, for the avoidance of doubt, each Guarantor, Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letters or the Guaranties or the transactions contemplated hereby and thereby (including any breach by any Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or any Guarantor to the extent expressly provided for in the Guaranties and the Equity Commitment Letters.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

SKY PARENT INC.

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

PROJECT SKY MERGER SUB INC.

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

CLOUDERA, INC.

By:	/s/ Robert Bearden
Name: Robert Bearden
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit 10.1

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of June 1, 2021, is entered into by and among Sky Parent Inc., a Delaware corporation (“Parent”), Cloudera, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with this Agreement, (i) the Company, (ii) Parent and (iii) Project Sky Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger as of the date hereof (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Owned Shares (as defined on Exhibit A) set forth opposite such Stockholder’s name on Exhibit A;

WHEREAS, the Owned Shares and any additional shares of Company Common Stock (the “Shares”) or other voting securities of the Company acquired by the Stockholders or their respective Affiliates after the date hereof and prior to the Agreement Termination Date (as defined herein) or pursuant to which the Stockholders or their respective Affiliates have the right to vote such Shares or other voting securities, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or other voting securities, or upon exercise or conversion of any securities, by the Stockholders or their respective Affiliates are referred to in this Agreement as, the “Covered Shares”;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent, the Company and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders and the Company acknowledge that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders and the Company set forth in this Agreement, and would not enter into the Merger Agreement if the Stockholders and the Company did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Stockholders and the Company hereby agree as follows:

Section 1.    Agreement to Vote. From and after the date hereof until the termination of this Agreement in accordance with Section 3, at the Company Stockholder Meeting or any other meeting of the Company’s stockholders, however called, including any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholders agree to, and agree to cause their applicable Affiliates to, take the following actions (or cause the applicable holder of record of their respective Covered Shares to take the following actions):

(a)    appear and be present (in accordance with the bylaws of the Company) at such meeting of the Company’s stockholders or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum;

(b)    to affirmatively vote and cause to be voted by their respective Affiliates all of its and their respective Covered Shares in favor of (“for”), or, if action is to be taken by written consent in lieu of a meeting of the Company’s stockholders, deliver to the Company a duly executed affirmative written consent, with respect to all such Covered Shares, in favor of (“for”), the Merger, the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement (including any adjournment or postponement of the Company Stockholder Meeting) (the “Supported Matters”);

(c)    to vote or cause to be voted by their respective Affiliates all of its and their respective Covered Shares against, and not provide any written consent with respect to (i) (1) any Acquisition Proposal or (2) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (ii) any action, proposal, transaction or agreement that is intended to or would (1) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders under this Agreement, (2) impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions expressly contemplated by the Merger Agreement or this Agreement or (3) change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Charter or bylaws); and

(d)    in the event that the Company and Parent agree to effectuate the transactions contemplated by the Merger Agreement by means of a tender offer, each Stockholder shall tender (and shall not withdraw), or cause to be tendered (and cause to not withdraw), all of its Covered Shares pursuant to and in accordance with the terms of such tender offer prior to the time required for such Covered Shares to be validly tendered for acceptance in such tender offer.

Notwithstanding the foregoing, the obligations in this Section 1 shall only apply with respect to (A) sub-sections (a) and (b) to the extent that the Supported Matters are submitted for a vote at any such meeting or are the subject of any such written consent and (B) sub-section (c) to the extent that any Acquisition Proposal or any matter contemplated by Section 1(c)(ii) is submitted for a vote at any such meeting or is the subject of any such written consent. No Stockholder shall take or commit or agree to take any action inconsistent with the foregoing.

Section 2.    Inconsistent Agreements. Except as contemplated by this Agreement, each Stockholder hereby represents, covenants and agrees that neither it nor any entity under its control:

(a)    has entered into, or shall enter into at any time prior to the Agreement Termination Date, any voting agreement, voting trust or other similar agreement with respect to its Covered Shares;

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(b)    has granted, or shall grant at any time prior to the Agreement Termination Date, a proxy or power of attorney with respect to its Covered Shares, which is inconsistent with the obligations of such Stockholder pursuant to this Agreement; or

(c)    has entered into any agreement that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

Section 3.    Termination. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) a Company Board Recommendation Change in accordance with Section 5.3(e)(i) of the Merger Agreement, (d) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that (i) reduces the amount or changes the form of the consideration for the Merger set forth in Section 2.7(a)(ii) of the Merger Agreement in a manner that is adverse to the Stockholders or (ii) extends the Termination Date, and (e) written notice of termination of this Agreement by Parent to the Stockholders (such earliest date being referred to herein as the “Agreement Termination Date”); provided, that the provisions set forth in Section 8 and Sections 12 through 26 shall survive the termination of this Agreement; provided, further that no such termination will relieve any party hereto from any liability for any material and willful breach of this Agreement occurring prior to such termination.

Section 4.    Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

(a)    Such Stockholder is the record and/or beneficial owner of the Owned Shares set forth opposite such Stockholder’s name on Exhibit A and such Stockholder has good and valid title to such Owned Shares free and clear of Liens other than as created by this Agreement or under prime broker agreements. Except as set forth on Exhibit A, such Stockholder has the only voting power, power of disposition, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares and except as set forth on Exhibit A, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(b)    Such Stockholder, if it is an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Such Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its, his or her obligations hereunder. If such Stockholder is an entity, the execution, delivery and performance of this Agreement by such Stockholder, the performance by such Stockholder of its

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obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby has been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder is necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it, him or her in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

(c)    Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, other than as contemplated by the Merger Agreement, and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder, nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions herein shall (A) conflict with or violate, any provision of the organizational documents of such Stockholder (if such Stockholder is an entity), (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any properties or assets of such Stockholder is bound or affected or (C) violate any Law applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, delay or impair the performance by such Stockholder of its obligations under this Agreement.

(d)    As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its or his Affiliates that would restrict, prohibit, delay or impair the ability of such Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 5.    Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and each Stockholder as follows:

(a)    Parent is an entity duly organized, validly existing and in good standing under the laws of Delaware. Parent has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by Parent has been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each Stockholder and the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as

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enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

(b)    Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent, and (ii) the execution and delivery of this Agreement by Parent shall not (A) conflict with or violate, any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any properties or assets of Parent is bound or affected or (C) violate any Law applicable to Parent or any of Parent’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, delay or impair the performance by Parent of its obligations under this Agreement.

(c)    As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates that would restrict, prohibit, delay or impair the ability of Parent to perform its obligations under this Agreement.

Section 6.    Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and each Stockholder as follows:

(a)    The Company is an entity duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by the Company has been duly and validly authorized by the Company and no other actions or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Stockholder and Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

(b)    Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Company for the execution and delivery of this Agreement by the Company, and (ii) the execution and delivery of this Agreement by the Company shall not (A) conflict with or violate, any provision of the organizational documents of the Company, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any properties or assets of the Company is bound or affected or (C) violate any Law applicable to the Company or any of the Company’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

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(c)    As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates that would restrict, prohibit, delay or impair the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement and the Merger Agreement.

Section 7.    Certain Covenants of the Parties.

(a)    Each Stockholder hereby covenants and agrees as follows:

(i)    Prior to the earlier of (x) Agreement Termination Date and (y) the date on which the Requisite Stockholder Approval has been obtained, and except as contemplated hereby, such Stockholder shall not (A) except as required pursuant to Section 1(d), tender any Covered Shares into any tender or exchange offer or commence a tender or exchange offer for the Shares; (B) except for an Exempt Transfer, sell (constructively or otherwise), transfer, offer, exchange, pledge, lend, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of Law, through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement or otherwise); (C) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its Subsidiaries; (D) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote any voting securities of the Company to (I) not adopt or approve the Supported Matters or (II) approve any other matter that if approved would reasonably be expected to prevent, interfere with, discourage, impair or delay the consummation of the Supported Matters; (E) make any public announcement (other than public statements in support of the Merger) with respect to, or submit a proposal for, or offer for (with or without conditions), any transaction involving the Company or its Subsidiaries or its and its Subsidiaries’ securities or assets (including any public announcement with respect to an Acquisition Proposal); provided that nothing in this Agreement shall restrict any of the Stockholders from acquiring additional securities of the Company; provided, however, any securities acquired by any such Stockholder or its Affiliates after the date of this Agreement shall be subject to this Agreement in all respects; (F) form, join or in any way participate in a “group” (as defined in Section 13d-3 under the Exchange Act) in connection with any of the actions expressly described in any of clauses (A)-(E) of this Section 7(a)(i); or (G) agree (whether or not in writing) to take any of the actions referred to in this Section 7(a)(i). Any action in violation of this provision shall be void.

For purposes of this Agreement, an “Exempt Transfer” means any transfer of Covered Shares (a) by will or intestacy, (b) to any immediate family member of Mr. Carl C. Icahn (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (c) to any trust for the direct or indirect benefit of Mr. Icahn or the immediate family of Mr. Icahn for bona fide estate planning purposes, (d) to a partnership, limited liability company or other entity of which

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Mr. Icahn and/or the immediate family of Mr. Icahn are the legal and beneficial owners of all of the outstanding equity securities or similar interests, (e) by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree, (f) if the Stockholder is a corporation, partnership, limited liability company, trust or other business entity, (i) to another corporation, partnership, limited liability company, trust or other business entity that is a controlled Affiliate of such Stockholder or (ii) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Stockholder or Affiliates of such Stockholder (including, for the avoidance of doubt, where such Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), (g) in block trade transactions arranged through an investment banker, (h) in a hedging or derivative transaction with respect to which such Stockholder conveys solely the economic consequences of ownership and retains, among other things, the sole right to vote, tender, dispose of and exercise dissenters’ rights with respect to such Covered Shares during the period in which this Section 7(a)(i) remains in effect or (i) in open market transactions; provided that in the case of a transfer pursuant to clauses (a) through (g), (A) prior to such Exempt Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of a Stockholder herein and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement (provided that, in the case of any block trade transaction arranged through an investment banker in which less than 1% of the Company’s outstanding Shares are transferred by the Stockholders to an investment bank for resale and the ultimate acquirer(s) of the Shares are not known or knowable to the Stockholders (after reasonable inquiry by the Stockholders), the transferee shall not be required to execute the joinder contemplated by this proviso); provided, further that, in the aggregate, the transfers by Stockholders pursuant to clauses (g) and (i) shall not exceed 50% of the Owned Shares as of the date hereof.

(ii)    From and after the date hereof until the Agreement Termination Date, each Stockholder agrees that it shall not, and shall cause each of its Affiliates and each of its respective Representatives not to, directly or indirectly, solicit, initiate, encourage or facilitate the making, submission or announcement of any proposal or inquiry that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that each Stockholder and its Affiliates may engage in such activities, as a Representative of the Company, solely to the extent that the Company is permitted to engage in such activities pursuant to Section 5.3(a) of the Merger Agreement (but only if such Stockholder or Affiliate complies with the terms of the Merger Agreement as if it were the Company). The Company hereby acknowledges and agrees that the Stockholder and its Affiliates will be deemed to be “Representatives” (as defined in the Merger Agreement) for purposes of Section 5.3 of the Merger Agreement.

(iii)    Prior to the Agreement Termination Date, in the event that any Stockholder or any of its Affiliates acquires the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement in all respects, and the number of Owned Shares held by such Stockholder set forth on Exhibit A will be deemed amended accordingly.

(iv)    For the avoidance of doubt, any Covered Shares that are transferred by a Stockholder in an Exempt Transfer on or after the record date for the Company Stockholder Meeting shall remain Covered Shares for purposes of Section 1.

Section 8.    Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its, his or her capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of such Stockholder or any Affiliate of such Stockholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

Section 9.    Appraisal Rights. No Stockholder shall, and each Stockholder shall cause its Affiliates not to, exercise any rights to demand appraisal of any Covered Shares or right to dissent that may arise with respect to the Merger, and each Stockholder hereby waives any such rights of appraisal or rights to dissent that such Stockholder may have under applicable Law. Each Stockholder agrees, and agrees to cause its Affiliates, not to commence or participate in any class action or other Legal Proceeding with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates (a) challenging the validity of, or

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seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of, or other claim against, the Company or the Company Board in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement or the transactions contemplated by the Merger Agreement (it being understood and agreed that nothing in this Section 9 shall restrict or prohibit such Stockholder from participating as a defendant or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against it or any of its Affiliates relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, or from enforcing its rights under this Agreement).

Section 10.    Disclosure. Prior to the Agreement Termination Date, none of the Stockholders or Parent shall issue any press release or make any public statement with respect to this Agreement without the prior written consent of each other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable U.S. securities exchange or Governmental Authority to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance.

Section 11.    Icahn Voting Agreement.

(a)    Concurrently or immediately prior to the execution and delivery of this Agreement, the Company Board shall waive the restrictions set forth in Section 2(a)(i) of that certain Voting and Standstill Agreement, dated as of August 12, 2019 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Icahn Voting Agreement”), by and among the Company and the Stockholders party thereto, solely with respect to the execution and delivery by the Stockholders of this Agreement and the performance by the Stockholders of their obligations hereunder.

(b)    Except as required pursuant to Section 11(a), prior to the Agreement Termination Date, the Company and the Icahn Group (as defined in the Icahn Voting Agreement) shall not amend, supplement or otherwise modify, or waive any provision of, the Icahn Voting Agreement without the prior written consent of Parent.

(c)    Except as expressly set forth in this Section 11, all of the terms, conditions and provisions of the Icahn Voting Agreement and any of the documents, schedules or exhibits referred to therein shall remain in full force and effect.

(d)    Notwithstanding anything to the contrary set forth herein, all of the terms, conditions and provisions of that certain confidentiality agreement, dated as of August 12, 2019 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms), by and among the Company and the Stockholders party thereto shall remain in full force and effect.

Section 12.    Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Stockholders contained herein shall not survive the Agreement Termination Date, other than (a) those contained within the provisions that the parties have agreed will survive the termination of this Agreement pursuant to Section 3 and (b) the last proviso of Section 3.

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Section 13.    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

if to Parent:

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:        Stephen Shapiro; Harsh Agarwal

Email: sshapiro@cdr-inc.com; hagarwal@cdr-inc.com

c/o Kohlberg Kravis Roberts & Co., L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention:        General Counsel

Email: david.sorkin@kkr.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP,

300 N. LaSalle Street

Chicago, IL 60654

Attention:        Richard J. Campbell, P.C.; Tushin Shah

Email: richard.campbell@kirkland.com;

tushin.shah@kirkland.com

Kirkland & Ellis LLP,

601 Lexington Avenue

New York, NY 10022

Attention:        David Klein, P.C.; Leo Greenberg, P.C.; Chelsea

Darnell

Email: dklein@kirkland.com; lgreenberg@kirkland.com;

chelsea.darnell@kirkland.com

if to the Company:

Cloudera, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

Attention:        General Counsel

Email: dhoward@cloudera.com

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with a copy (which will not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad J. Freese; Mark M. Bekheit

Email: tad.freese@lw.com; mark.bekheit@lw.com

if to any Stockholder, to the address(es) set forth on the signature page to this Agreement, with a copy (which shall not constitute notice) to:

Icahn Capital LP

16690 Collins Avenue

Sunny Isles Beach, FL 3316

Attention: Jesse Lynn

Email: JLynn@sfire.com

Section 14.    Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. For all purposes of this Agreement, whenever the term “beneficial owner” or “beneficially own” is used, it shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

Section 15.    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 16.    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the Company, which shall be and hereby is, an express third-party beneficiary of this Agreement.

Section 17.    Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this

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Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

Section 18.    Submission to Jurisdiction. Each of the parties: (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 13 or in such other manner as may be permitted by applicable Law, and nothing in this Section 18 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parent, the Company and the Stockholders agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 19.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 20.    Enforcement. The parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur in the event that the parties do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to seek an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither the Company, Parent nor the Stockholders would have entered into this Agreement.

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Section 21.    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 22.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT: (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.

Section 23.    Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 24.    Amendment. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

Section 25.    No Presumption Against Drafting Party. Parent, the Company and the Stockholders acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Section 26.    Stockholders. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that each representation, warranty, covenant, agreement and obligation of any Stockholder in this Agreement shall be a several representation, warranty, covenant, agreement or obligation (as applicable) of such Stockholder made solely as to such Stockholder. No Stockholder shall be responsible or liable in any way whatsoever for any representation, warranty, covenant, agreement or obligation of any other Stockholder in this Agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SKY PARENT INC.

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

ICAHN PARTNERS LP

By:	/s/ Irene S. March
Name: Irene S. March
Title: Executive Vice President

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Irene S. March
Name: Irene S. March
Title: Executive Vice President

CLOUDERA, INC.

By:	/s/ Robert Bearden
Name: Robert Bearden
Title: President and Chief Executive Officer

Exhibit 99.1

Cloudera Enters into Definitive Agreement to be Acquired by

Clayton, Dubilier & Rice and KKR for $5.3 Billion

Cloudera Stockholders to Receive $16.00 Per Share in Cash

SANTA CLARA, CA, June 1, 2021 — Cloudera, (NYSE: CLDR), the enterprise data cloud company, today announced that it has entered into a definitive agreement to be acquired by affiliates of Clayton, Dubilier & Rice (“CD&R”) and KKR in an all cash transaction valued at approximately $5.3 billion. The transaction will result in Cloudera becoming a private company and is expected to close in the second half of 2021.

The Board of Directors of Cloudera (the “Board”) has unanimously approved the transaction and recommends that the Cloudera shareholders approve the transaction and adopt the merger agreement. Entities related to Icahn Group, collectively holding approximately 18% of the outstanding shares of Cloudera common stock, have entered into a voting agreement pursuant to which they have agreed, among other things, to vote their shares of Cloudera common stock in favor of the transaction.

The transaction delivers substantial value to Cloudera shareholders, who will receive $16.00 in cash per share, representing a 24% premium to the closing price as of May 28, 2021 and a 30% premium to the 30-day volume weighted average share price.

“This transaction provides substantial and certain value to our shareholders while also accelerating Cloudera’s long-term path to hybrid cloud leadership for analytics that span the complete data lifecycle - from the Edge to AI,” said Rob Bearden, CEO of Cloudera. “We believe that as a private company with the expertise and support of experienced investors such as CD&R and KKR, Cloudera will have the resources and flexibility to drive product-led growth and expand our addressable market opportunity.”

“We very much look forward to working with Cloudera as it continues to execute its long-term transformation strategy,” said Jeff Hawn, CD&R Operating Partner who will serve as Chairman of the company upon the close of the transaction. “The company has made significant progress establishing the Cloudera Data Platform (CDP) as a leader in hybrid and multi-cloud analytics, and we believe that our experience and capabilities can offer valuable support to accelerate expansion into new products and markets.” Mr. Hawn’s past roles include serving as Chairman and Chief Executive Officer of Quest Software, Vertafore, and Attachmate.

“We have followed the Cloudera story closely for a number of years and are pleased to be supporting its mission of helping companies make better use of their data in the ever-evolving hybrid IT environment,” said John Park, KKR Partner and Head of Americas Technology Private Equity. “We are excited to contribute to Cloudera’s accelerated innovation efforts as a private company.”

KKR is making the investment from its North American private equity funds, adding to KKR’s experience helping to grow leading global technology businesses, including GoDaddy, Internet Brands, Epicor, BMC, Optiv, Calabrio, Corel and 1-800 Contacts. CD&R’s investments in technology-related businesses include Epicor, Capco, m2gen, Sirius Computer Solutions, and TRANZACT.

Closing of the deal is subject to customary closing conditions, including the approval of Cloudera shareholders and antitrust approval. The agreement includes a 30-day “go-shop” period expiring on July 1, 2021, which allows the Board and its advisors to actively initiate, solicit and consider alternative acquisition proposals from third parties — with an additional 10 days to negotiate a definitive agreement with qualifying parties. The Board will have the right to terminate the merger agreement to enter into a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurance that this “go-shop” will result in a superior proposal, and Cloudera does not intend to disclose developments with respect to the solicitation process unless and until the Board receives an acquisition proposal that it determines is a superior proposal, or it otherwise determines such disclosure is required.

First Quarter Fiscal 2021 Financial Results

Cloudera will announce its first quarter fiscal year 2021 financial results in a separate release today. The press release will also be available on the Investor Relations section of Cloudera’s website. Due to the announced transaction with affiliates of CD&R and KKR, Cloudera has cancelled its earnings conference call previously scheduled for June 2, 2021.

Advisors

Morgan Stanley & Co LLC is serving as exclusive financial advisor to Cloudera, and Latham & Watkins, LLP is serving as legal advisor to Cloudera. GCA Advisors, LLC, BofA Securities, William Blair & Company, L.L.C., Perella Weinberg Partners LP, Cowen and J.P. Morgan are serving as financial advisors and Kirkland & Ellis, LLP and Debevoise & Plimpton LLP are serving as legal advisor to CD&R and KKR. J.P. Morgan, Bank of America, and KKR Capital Markets have committed to providing debt financing for the transaction.

About Cloudera

At Cloudera, we believe that data can make what is impossible today, possible tomorrow. We empower people to transform complex data into clear and actionable insights. Cloudera delivers an enterprise data cloud for any data, anywhere, from the Edge to AI. Powered by the relentless innovation of the open source community, Cloudera advances digital transformation for the world’s largest enterprises. Learn more at Cloudera.com.

Cloudera and associated marks are trademarks or registered trademarks of Cloudera, Inc. All other company and product names may be trademarks of their respective owners.

About Clayton, Dubilier & Rice

CD&R is a private investment firm with a strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of more than $35 billion in 100 companies with an aggregate transaction value of more than $150 billion. The firm has offices in New York and London. For more information, please visit www.cdr-inc.com.

About KKR

KKR is a leading global investment firm that offers alternative asset management and capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of The Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Important Information and Where to Find It

In connection with the proposed transaction between Cloudera, Inc. (“Cloudera”) and an affiliate of CD&R and KKR, a special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed transaction. Cloudera expects to file with the Securities and Exchange Commission (“SEC”) a proxy statement (the “Proxy Statement”), the definitive version of which will be sent or provided to Cloudera stockholders. Cloudera may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which Cloudera may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by Cloudera through the website maintained by the SEC at www.sec.gov, Cloudera’s investor relations website at https://investors.cloudera.com/home/default.aspx or by contacting the Cloudera investor relations department at the following:

Kevin Cook

investor-relations@cloudera.com

650-644-3900

Participants in the Solicitation

Cloudera and certain of its directors, and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Cloudera’s stockholders will be set forth in the Proxy Statement for its special stockholder meeting. Cloudera stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Cloudera directors and executive officers in the transaction, which may be different than those of Cloudera stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements About the Proposed Transaction

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Cloudera’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Cloudera, CD&R and KKR, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of Cloudera’s business and other conditions to the completion of the transaction; (ii) conditions to the closing of the transaction may not be satisfied; (iii) the transaction may involve unexpected costs, liabilities or delays; (iv) the outcome of any legal proceedings related to the transaction; (v) the failure by CD&R and KKR to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the transaction; (vi) the impact of the COVID-19 pandemic on Cloudera’s business and general economic conditions; (vii) Cloudera’s ability to implement its business strategy; (viii) significant transaction costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) the risk that disruptions from the proposed transaction will harm Cloudera’s business, including current plans and operations; (xi) the ability of Cloudera to retain and hire key personnel; (xii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xiii) legislative, regulatory and economic developments affecting Cloudera’s business; (xiv) general economic and market developments and conditions; (xv) the evolving legal, regulatory and tax regimes under which Cloudera operates; (xvi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Cloudera’s financial performance; (xvii) restrictions during the pendency of the proposed transaction that may impact Cloudera’s ability to pursue certain business opportunities or strategic transactions; and (xviii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Cloudera’s response to any of the aforementioned factors. While the list of factors presented here is considered representative, such list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Cloudera’s financial condition, results of operations, or liquidity. Cloudera does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Investor Relations Contact:

Cloudera

Kevin Cook

investor-relations@cloudera.com

650-644-3900

Media Contact:

Cloudera

Madge Miller

Email: press@cloudera.com

Phone: +1 (888) 789-1488

CD&R

Thomas Franco or Daniel G. Jacobs

Email: tfranco@cdr-inc.com or djacobs@cdr-inc.com

Phone: +1 (212) 407-5218

KKR

Cara Major or Miles Radcliffe-Trenner

Email: media@kkr.com

Phone: +1 (212) 750-8300

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